EXHIBIT 10(ag)

FUNDS WITHHELD COINSURANCE AGREEMENT
between
NATIONAL WESTERN LIFE INSURANCE COMPANY
and
ASPIDA LIFE RE LTD.
dated July 27, 2022

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i

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(cont’d)

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(cont’d)

Schedules
I-1.    Flow Business Reinsured Policies
I-2.    In-Force Block and Seriatim Data
II.    Rate Setting Process
III.    Expense Allowance
IV.    Commissions
V.    Fair Market Value Methodology
VI.    Reinsurer Reporting
VII-1.    Initial Investment Guidelines
[*]
VIII.    Ceding Company SAP

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(cont’d)

IX.    Intentionally Omitted
X.    Certain Data
XI.     [*]
XII.     Hedging Program
XIII.    Policy Form Exceptions
XIV.    Non-Guaranteed Elements
XV.    Deferred Ceding Commission
XVI.    BSCR Ratio Report
XVII.    Initial Settlement Statement

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Exhibits
A.    Form of Monthly Accounting Report
B.    Custody Agreement
C.    Investment Management Agreement
D.    Trust Agreement
v

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FUNDS WITHHELD COINSURANCE AGREEMENT
This FUNDS WITHHELD COINSURANCE AGREEMENT (this “Agreement”), dated July 27, 2022 (the “Closing Date”), is made by and between National Western Life Insurance Company, an insurance company organized under the Laws of the State of Colorado (the “Ceding Company”), and Aspida Life Re Ltd., a reinsurance company organized under the Laws of Bermuda (the “Reinsurer”).
WITNESSETH:
WHEREAS, the Ceding Company desires to cede, and the Reinsurer desires to reinsure, on a funds withheld coinsurance basis, the applicable quota share of certain liabilities under the Reinsured Policies (as defined below), subject to the terms, conditions and limitations contained herein.
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Ceding Company and the Reinsurer hereby agree as follows:
ARTICLE I
GENERAL PROVISIONS
Section 1.01    Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
“180-Day Treasury Rate” means the annual yield rate, on the date to which the 180-Day Treasury Rate relates, of actively traded U.S. Treasury securities having a remaining duration to maturity of six (6) months, as such rate is published under “Treasury Constant Maturities” in Federal Reserve Statistical Release H.15(519).
“Account Value” shall mean, with respect to any Reinsured Policy, the account value of such Reinsured Policy as recorded on the administrative system of the Ceding Company for such Reinsured Policy, determined in accordance with the terms of such Reinsured Policy. For the avoidance of doubt, the account value does not reflect the imposition of surrender charges or early withdrawal penalties.
“Action” shall mean (a) any civil, criminal or administrative action, suit, claim, litigation, arbitration or similar proceeding, in each case, before a Governmental Entity, or (b) any investigation or written inquiry by a Governmental Entity other than any examination by a taxing authority, including a tax audit.
“Affiliate” shall mean, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person, and the term “Affiliated” shall have a correlative meaning. For the purposes of this definition, “control”, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.
“Agreement” shall have the meaning specified in the Preamble hereto.
“Amortized Cost of Index Options” means, as of any date of determination, the amortized cost of the Index Options held by the Ceding Company in respect of the Reinsured Liabilities (including Index Options purchased by the Reinsurer or its investment manager in respect of the

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Reinsured Liabilities in accordance with the terms hereof) as of such date, as determined in accordance with Ceding Company SAP.
“Authorized Representative” shall have the meaning specified in Section 14.01(a).
“Benefits” shall have the meaning specified in Section 6.02(b).
“BSCR” shall mean, as of any date of determination, the Bermuda Solvency Capital Requirement as prescribed by the Bermuda Monetary Authority and in accordance with the methodology therefor as of such date, including calculating the relevant amounts using the applicable transitional factors prescribed by the Bermuda Monetary Authority.
“BSCR Ratio” shall mean, as of any date of determination, the ratio of (a) “Available Statutory Economic Capital and Surplus” as prescribed by the Bermuda Monetary Authority for the Reinsurer to (b) the BSCR for the Reinsurer, each as prescribed by the Bermuda Monetary Authority in accordance with the methodology in effect at the time the calculation is made, as calculated in accordance with the then-prevailing “Bermuda Solvency Capital Requirement” factors, including calculating the relevant amounts using the applicable transitional factors prescribed by the Bermuda Monetary Authority.
“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banking institutions are authorized or required by Law to close in Austin, Texas or Hamilton, Bermuda.
“Ceded Reserves” shall mean an amount equal to the applicable Quota Share of the Statutory Basis Reserves.
“Ceding Allowance” shall have the meaning specified in Section 5.02.
“Ceding Company” shall have the meaning specified in the Preamble hereto.
“Ceding Company Domiciliary State” shall mean the State of Colorado; provided that (i) if the Ceding Company changes its state of domicile from the State of Colorado to the State of Iowa or the State of Texas at any time after the Closing Date, then the State of Iowa or of State of Texas (as applicable) shall be deemed the Ceding Company Domiciliary State for all purposes of this Agreement (provided that any redomestication application submitted to the State of Iowa or the State of Texas insurance regulatory authority to obtain approval for such redomestication shall request approval to continue the Ceding Company’s use of the Iowa Method and the Ceding Company shall use commercially reasonable efforts to obtain such approval); (ii) if the Ceding Company changes its state of domicile from the States of Colorado, Iowa or Texas to any other jurisdiction within the United States at any time after the Closing Date and as a result of such change in the Ceding Company’s state of domicile, the rights, remedies, obligations or position of the Reinsurer (including the type or amount of collateral the Reinsurer is required to provide to the Ceding Company in order for the Ceding Company to obtain Reserve Credit) are materially and adversely affected, then, except as set forth in clause (iii), to the extent of such material and adverse effect, the rights, remedies, obligations and position of the Reinsurer under this Agreement shall be determined as if the Ceding Company Domiciliary State immediately prior to such redomestication (i.e., the State of Colorado, the State of Iowa or the State of Texas, as the case may be), continued to be the Ceding Company Domiciliary State; and (iii) if the Ceding Company changes its state of domicile to the State of New York or the State of California or to any jurisdiction outside of the United States at any time after the Closing Date, then for purposes of this Agreement, the Ceding Company Domiciliary State shall be the domiciliary jurisdiction of the Ceding Company immediately prior to such redomestication (subject to clause (ii) above).

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“Ceding Company Indemnified Parties” shall have the meaning specified in Section 17.01(b).
“Ceding Company SAP” shall mean, as of any date, the statutory accounting principles and practices prescribed or permitted (which permitted practices as in effect as of the Closing Date are set forth on Schedule VIII hereto) for life insurance companies in the Ceding Company Domiciliary State, consistently applied by the Ceding Company; provided that (i) any permitted practice that takes effect after the Closing Date shall not be applied to this Agreement in any respect unless approved by the Reinsurer as applying to this Agreement, such approval not to be unreasonably withheld, conditioned or delayed, and (ii) any permitted practice that is in effect as of the Closing Date or is applied to this Agreement in accordance with clause (i) above, and which is subsequently surrendered or rescinded, shall be deemed to continue to be in effect for purposes of this Agreement unless the Reinsurer consents to the elimination of such permitted practice as applied to this Agreement, such consent not to be unreasonably withheld, conditioned or delayed; provided that in the case of a change in the Ceding Company Domiciliary State from the State of Colorado to the States of Iowa or Texas after the Closing Date, the Reinsurer acknowledges and agrees that the Ceding Company’s ability to continue to apply the Iowa Method, or any other permitted practice that takes effect after the Closing Date with the Reinsurer’s consent, to this Agreement shall be subject to the consent of the insurance regulator in Iowa or Texas, as applicable, in connection with such redomestication as further described in the definition of “Ceding Company Domiciliary State”, it being understood and agreed, for the avoidance of doubt, that the Ceding Company is under no obligation to continue any such permitted practice if such consent is not obtained.
“Change in Reserve Credit Laws” shall have the meaning specified in Section 8.02(a).
“Claims Notice” shall have the meaning specified in Section 17.02(a).
“Closing Date” shall have the meaning specified in the Preamble hereto.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Coinsurance Conversion” shall have the meaning specified in Section 2.01(h).
“Commissions” shall have the meaning specified in Section 4.01.
“Company Contest Notice” shall have the meaning specified in Section 6.02(b).
“Compliance Report” has the meaning set forth in the Investment Guidelines.
“Contest” shall have the meaning specified in Section 6.02(b).
“Contract Loan Balance” shall mean, with respect to any date of determination, the Quota Share of the principal amount of contract loans in respect of the Reinsured Policies, net of any unearned contract loan interest on such loans but including any due and accrued interest thereon, determined in accordance with Ceding Company SAP as of such date.
“Custodian” shall have the meaning specified in Section 8.01(a).
“Custody Agreement” shall have the meaning specified in Section 8.01(a).
“Deferred Ceding Commission” means, as of the applicable date of determination, the amount set forth on Schedule XV for such date.

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“Effective Date” shall mean July 1, 2022.
“Effective Time” shall mean 12:00:01 a.m. Central Time on the Effective Date.
“Estimated Initial Premium” shall have the meaning specified in Section 3.01(a).
“Estimated Over-Collateralization Amount” shall have the meaning specified in Section 3.01(a).
“Excluded Liabilities” shall mean all Extra-Contractual Obligations other than Reinsurer Extra-Contractual Obligations.
“Excluded Permitted Assets” shall mean the following classes of Permitted Assets which, in accordance with Section 9.01(b), are not eligible to be deposited into the Trust Account: private placements, fund investments, commercial mortgage loans or other non-public investments, including any participation interests in such investments, in each case issued or evidenced in certificated or physical form (it being agreed, for the avoidance of doubt, that uncertificated Rule 144A corporate debt securities shall not be considered Excluded Permitted Assets).
“Ex-Gratia Payments” shall mean any voluntary payment by the Ceding Company in response to a claim for benefits for which it is not contractually liable under, or without regard to, the express terms of a Reinsured Policy, or any waiver of surrender charges or other terms of a Reinsured Policy solely as an accommodation without regard to the express terms of a Reinsured Policy and which claim for benefits or waiver is not being contested or denied by the Ceding Company pursuant to Section 6.02(b) or otherwise.
“Expense Allowance” shall have the meaning specified in Section 4.01.
“Extra-Contractual Obligations” shall mean any liabilities or obligations relating to, but not arising under the express terms and conditions of, or in excess of the applicable payment provisions or coverage limits of, the Reinsured Policies, whether to contractholders, insureds, Producers, Governmental Entities or any other Person, including liabilities or obligations for fines, penalties, taxes, fees, forfeitures, compensatory damages, and punitive, special, treble, bad faith, tort, exemplary or other forms of extra-contractual damages awarded against or paid by the Ceding Company, which liabilities or obligations arise from any act, error or omission committed by the Ceding Company or any of its Affiliates or Producers, whether or not intentional, negligent, in bad faith or otherwise, relating to (a) the design, form, marketing, sale, underwriting, production, issuance, cancellation or administration of the Reinsured Policies, (b) the investigation, defense, trial, settlement or handling of the payment of benefits under the Reinsured Policies, (c) the failure to pay, the delay in payment, or errors in calculating or administering the payment of benefits under the Reinsured Policies, (d) any changes to, or conversions of, any administrative system or platform of the Ceding Company or its Affiliates, in each case whether prior to, at or after the Effective Date in relation to the Reinsured Policies or (e) the failure of any of the Reinsured Policies to qualify for the tax treatment that was purported to apply in written materials provided by the issuer of such Reinsured Policies at the time of issuance or subsequent modification, but in any case excluding Permitted Ex-Gratia Payments.
“Fair Market Value” shall mean, as of any date of determination, (a) as to cash, the dollar amount of it; and (b) as to an asset other than cash, the fair market value calculated in accordance with the methodologies set forth on Schedule V hereto.
“FATCA” shall have the meaning specified in Section 15.03.

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“Final Reconciliation Statement” shall have the meaning specified in Section 3.01(g).
“Flow Business Reinsured Policies” has the meaning set forth in the definition of Reinsured Policies.
“Funds Withheld Account” shall have the meaning specified in Section 8.01(a).
“Funds Withheld Account Expenses” shall have the meaning specified in Section 8.01(f).
“Funds Withheld Adjustment” shall mean (i) as of any date of determination prior to the Trust Effective Date, an amount equal to (a) the Ceded Reserves plus IMR as of such date minus (b) the Contract Loan Balance as of such date, plus (c) without duplication of amounts included in the calculation of the Ceded Reserves, claims pending or in the course of settlement under Reinsured Policies, plus (d) the Overcollateralization Amount as of such date, minus (e) the sum of the Statutory Carrying Value of the assets maintained in the Funds Withheld Account plus, without double counting, the Amortized Cost of Index Options, in each case as of such date, plus any amounts withdrawn from the Funds Withheld Account by the Ceding Company that are required to be returned to the Funds Withheld Account in accordance with this Agreement and any interest accrued thereon, minus (f) any amounts due and unpaid by the Ceding Company under Section 7.03(a), and (ii) as of any date of determination from and after the Trust Effective Date, an amount equal to (a) the Ceded Reserves plus IMR as of such date, minus (b) the Contract Loan Balance as of such date, plus (c) without duplication of amounts included in the calculation of the Ceded Reserves, claims pending or in the course of settlement under Reinsured Policies, minus (d) the sum of the Statutory Carrying Value of the assets maintained in the Funds Withheld Account plus, without double counting, the Amortized Cost of Index Options, in each case as of such date, plus any amounts withdrawn from the Funds Withheld Account or the Trust Account by the Ceding Company that are required to be returned to the Funds Withheld Account or the Trust Account in accordance with this Agreement and any interest accrued thereon, minus (e) any amounts due and unpaid by the Ceding Company under Section 7.03(a), in the case of (i) and (ii) calculated after giving effect to the settlement of the applicable Monthly Net Settlement Amount in accordance with Section 7.03(a)[*].
“Funds Withheld Excess Withdrawals” shall have the meaning specified in Section 8.01(d).
“Governmental Entity” shall mean any foreign, federal, state, local or other governmental, legislative, judicial, administrative or regulatory authority, agency, commission, board, body, court or entity or any instrumentality thereof or any self-regulatory body or arbitral body or arbitrator.
[*]
“IMR” shall mean the interest maintenance reserve with respect to the assets held in the Funds Withheld Account, determined by the Ceding Company in accordance with Ceding Company SAP.
“In-Force Block” means the annuity contracts issued by the Ceding Company prior to, and in-force as of, the Effective Time under the product names identified on Schedule I-2 and as set forth in a seriatim listing provided by the Ceding Company to the Reinsurer on the In-Force Block Closing Date (which seriatim listing shall be deemed an addendum to, and incorporated by reference into, Schedule I-2 hereto).
“Initial Recapture Fee” means [*].

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“Iowa Method” means the Iowa method for reporting the value of the Index Options as set forth on Schedule VIII.
“Indemnified Party” shall have the meaning specified in Section 17.02(a).
“Indemnifying Party” shall have the meaning specified in Section 17.02(a).
“Independent Accountant” shall have the meaning specified in Section 3.01(f).
“Index Options” means “OTC Options” as defined in, and subject to the limitations set forth in, the Investment Guidelines, to the extent credited (in full or in part) to the Funds Withheld Account in accordance with this Agreement.
“Initial Crediting Rate” means the initial crediting rate of any Reinsured Policy set at its issuance.
[*]
“Initial Investment Guidelines” means the investment guidelines attached hereto as Schedule VII-1.
“Initial Premium” shall have the meaning specified in Section 3.01(a).
“Initial Premium Adjustment Amount” shall have the meaning specified in Section 3.01(i).
“Initial Reconciliation Statement” shall have the meaning specified in Section 3.01(b).
“Investment Guidelines” means [*] the Initial Investment Guidelines [*] subject [*] to any amendments to such guidelines agreed to by the parties in accordance with Section 8.03(c).
“Investment Management Agreement” shall have the meaning specified in Section 8.03(a).
“Investment Manager” shall have the meaning specified in Section 8.03(a).
“Issuance Date” means, with respect to each Reinsured Policy, the “Contract Date” as specified in such Reinsured Policy; provided that, in no event shall the Issuance Date be earlier than the date the initial premium for such Reinsured Policy is received by the Ceding Company.
“Law” shall mean any law, statute, ordinance, written rule or regulation, order, injunction, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Entity.
“Lien” means any lien, mortgage, pledge, security interest, imperfection of title, encroachment, lease, license, easement, right-of-way, covenant, condition, restriction, adverse claim, or other encumbrance.
“Living Benefit Rider” means (i) the Income Outlook Withdrawal Benefit Rider (policy form 01-3164-16 or ICC16 01-3164-16), (ii) the Income Outlook Plus 5 Withdrawal Benefit Rider (policy form 01-3165-16 or ICC16 01-3165-16), and (iii) in the case of each of (i) and (ii), state variations thereof.

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“Losses” means any and all damages, losses, liabilities, commitments, obligations, awards, penalties, costs or expenses (including reasonable attorneys’ fees); provided, however, that Losses hereunder shall not include punitive, exemplary, indirect, special, consequential damages, lost profits or diminution in value other than (a) such damages actually paid to a non-Affiliated Person in respect of a Third Party Claim or (b) consequential damages and lost profit damages to the extent that, in accordance with the Laws of the State of Colorado, such damages are within the reasonable contemplation of the parties or are the direct and reasonably foreseeable consequence of the breach or alleged breach giving rise to the claim on which such Losses are based, and the Indemnified Party satisfies all elements necessary for proof of such damages under such Laws.
“Minimum BSCR Ratio” means the “Target Capital Level” as prescribed by the Bermuda Monetary Authority at the time the calculation is made, including calculating the relevant amounts using the applicable transitional factors prescribed by the Bermuda Monetary Authority, it being agreed that, as of the Closing Date, the Target Capital Level prescribed by the Bermuda Monetary Authority is 120%.
“Monthly Accounting Period” shall have the meaning specified in Section 7.01(a).
“Monthly Accounting Report” shall have the meaning specified in Section 7.01(a).
“Monthly Net Settlement Amount” shall have the meaning specified in Section 7.03(a).
“Non-Guaranteed Elements” shall mean all contractual guarantees, initial and renewal credited interest rates, caps, spreads, asset fees and other pricing and non-guaranteed elements of the Reinsured Policies.
“Non-Payment Event” shall have the meaning specified in Section 11.03(b).
“Non-Public Personal Information” shall have the meaning specified in Section 18.10(b).
“Notice of Disagreement” shall have the meaning specified in Section 3.01(d).
“Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.
“Over-Collateralization Adjustment Amount” shall have the meaning specified in Section 3.01(j).
“Over-Collateralization Amount” shall mean, as of any date of determination, [*] of an amount equal to (a) the Ceded Reserves plus IMR minus (b) the Contract Loan Balance, in each case as of such date.
“Permits” shall mean any licenses, certificates of authority or other similar certificates, registrations, memberships, franchises, permits, orders, approvals, consents or other similar authorizations or qualifications issued to a Person by a Governmental Entity.
“Permitted Assets” shall mean cash and investments (a) of the type and in the amounts permitted under the Investment Guidelines and (b) constituting admitted assets for the Ceding Company under the laws of the Ceding Company Domiciliary State (but, subject to Section 8.03(c), disregarding compliance with the aggregate or single issuer investment concentration limitations imposed by the Laws of the Ceding Company Domiciliary State).

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“Permitted Ex-Gratia Payments” means Ex-Gratia Payments by or on behalf of the Ceding Company during each successive twelve (12)-month period commencing at the Effective Time up to a maximum aggregate amount during each such period not to exceed an amount equal to the product of .001 multiplied by the Ceded Reserves under all Reinsured Policies as of July 1 of such period, it being agreed that for the initial twelve (12)-month period commencing at the Effective Time, the maximum amount of Permitted Ex-Gratia Payments shall equal $250,000.
“Person” shall mean an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, Governmental Entity or other entity.
“Producers” shall mean any producer, broker, agent, general agent, managing general agent, distributor or other Person (other than the Ceding Company or its officers or employees) responsible for selling, marketing, soliciting, producing or negotiating the Reinsured Policies.
“Proprietary Information” shall have the meaning specified in Section 18.10(a).
“Quota Share” shall mean, with respect to any Reinsured Policy as of any date of determination, the applicable quota share percentage in respect of such Reinsured Policy as determined in accordance with Section 2.01(d).
“Rate Setting Meeting” shall have the meaning specified in Section 2.07(b).
“Rate Setting Process” means the process for periodically setting and adjusting the Non-Guaranteed Elements (including crediting rates), options budgets, Ceding Allowances, target spreads and related values for cohorts of Reinsured Policies, as set forth in Schedule II.
“Recapture Effective Date” shall mean any of (i) the date on which the liability of the Reinsurer with respect to all of the Reinsured Policies is terminated pursuant to Section 11.02, (ii) the effective date of the rejection of this Agreement by any Receiver, or (iii) the date on which recapture is consummated in full in accordance with Section 11.03.
“Recapture Fee” means, as of the Recapture Effective Date, the Initial Recapture Fee as amortized on a straight-line basis during the ten (10) year period beginning on the Closing Date, such that the Recapture Fee equals zero as of and following the tenth anniversary of the Closing Date.
“Receiver” shall have the meaning specified in Section 11.04(a).
“Reinsurance Premiums” shall mean, with respect to any Reinsured Policy, the applicable Quota Share of the gross premiums and other fees, amounts, payments, collections and recoveries received by the Ceding Company with respect to such Reinsured Policy.
“Reinsured Liabilities” shall mean the applicable Quota Share of: (i) all liabilities of the Ceding Company for contractual benefits arising under the express terms of the Reinsured Policies, including without limitation all claims, benefits, unearned premiums, periodic payments, claim expenses including litigation expenses, interest on claims or unearned premiums, amounts payable for returns or refunds of premium amounts, withdrawals, surrenders, guaranteed minimum death benefits, guaranteed minimum accumulation benefits, guaranteed minimum income or withdrawal benefits, incurred but not reported claims, pending claims and benefits (including death benefits, lump sum payments, waiver of premium benefits, annuitization payments, Supplementary Contracts, deferred payments, payments in respect of market value adjustments, rights to purchase additional coverage, paid-up additions, and any

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other settlement options), contract loans, experience refunds, amounts in respect of profit sharing, in each case in accordance with the express terms of the applicable Reinsured Policies; (ii) escheat and unclaimed property liabilities payable to any Governmental Entity arising under or relating to the Reinsured Policies (excluding any fines or penalties or other Extra-Contractual Obligations in respect thereof); (iii) liabilities of the Ceding Company for contractual benefits arising from any changes to the terms of the Reinsured Policies in accordance with Section 2.03; and (iv) Permitted Ex-Gratia Payments; provided, that “Reinsured Liabilities” shall not include any Excluded Liabilities.
“Reinsured Policies” shall mean (i) all annuity contracts issued by the Ceding Company at and following the Effective Time under the product names identified on Schedule I-1 attached hereto (“Flow Business Reinsured Policies”) and (ii) from and after the Effective Time, the In-Force Block, in each case, including any amendments, riders or endorsements attached thereto disclosed in writing prior to the Closing Date or specifically approved by the Reinsurer and any Supplementary Contract or policies issued in connection with any settlement option or annuitization thereof issued by the Ceding Company prior to, at or following the Effective Time; provided, that (iii) “Reinsured Policies” shall not include any such contracts or any such amendments, riders or endorsements issued on or after the earlier to occur of (x) the date this Agreement is terminated as to the reinsurance of new Reinsured Policies in accordance with Section 11.02, or (y) the Recapture Effective Date, and (iv) Reinsured Policies described in Section 18.22 shall be reinsured under this Agreement as of the date on which the conditions set forth in such section are satisfied after the Closing Date.
“Reinsurer” shall have the meaning specified in the Preamble hereto.
“Reinsurer Extra-Contractual Obligations” shall mean Extra-Contractual Obligations relating to the Reinsured Policies to the extent attributable to any act of the Reinsurer or any of its Affiliates at or after the Effective Time.
“Reinsurer Indemnified Parties” shall have the meaning specified in Section 17.01(a).
“Related Agreement” means each of the Custody Agreement, the Investment Management Agreement and the Trust Agreement.
“Renewal Crediting Rate” means any crediting rate for a Reinsured Policy determined after its date of issuance.
[*]
“Replacement IM Proposal Period” shall have the meaning specified in Section 8.03(e).
“Replacement IM Review Period” shall have the meaning specified in Section 8.03(e).
[*]
“Representatives” means with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, managers, employees, agents, advisors and other representatives.
“Reserve Credit” shall have the meaning specified in Section 8.02.
“Retention” shall have the meaning specified in Section 2.02.
“Review Period” shall have the meaning specified in Section 3.01(c).

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“SAP Statements” shall have the meaning specified in Section 16.01(h).
[*]
“Statutory Basis Reserves” shall mean, as of any date of determination the statutory reserves of the Ceding Company in respect of the Reinsured Policies, excluding cash flow testing reserves and asset adequacy testing reserves, as determined by the Ceding Company in accordance with Ceding Company SAP, including future changes to the calculation of statutory reserves resulting from changes in applicable Law, calculated on a gross basis and without giving effect to the reinsurance provided hereunder.
“Statutory Carrying Value” shall mean, with respect to any asset as of the relevant date of determination, the amount permitted to be carried by the Ceding Company as an admitted asset consistent with Ceding Company SAP; provided, that the Statutory Carrying Value of Index Options shall be the Amortized Cost of Index Options.
“Supplementary Contracts” shall mean all supplementary contracts issued by the Ceding Company upon the annuitization of a Reinsured Policy.
“Terminal Accounting Report” shall have the meaning specified in Section 11.04(a).
“Third Party Claim” shall have the meaning specified in Section 17.02(a).
“Triggering Event” shall have the meaning specified in Section 11.03(c).
“Trust Account” shall have the meaning specified in Section 9.01(a).
“Trust Account Excess Withdrawals” shall have the meaning set forth in Section 9.02(c).
“Trust Account Required Balance” as of any date of determination following the Trust Effective Date shall be an amount equal to (a) the Over-Collateralization Amount as of such date minus (b) any amounts withdrawn from the Trust Account by the Ceding Company that are required to be returned to the Trust Account in accordance with this Agreement and any interest accrued thereon.
“Trust Account Valuation Report” shall have the meaning specified in Section 9.03(a).
“Trust Agreement” shall have the meaning specified in Section 9.01(a).
“Trust Effective Date” shall have the meaning specified in Section 9.01(a).
“Trustee” shall have the meaning specified in Section 9.01(a).
Section 1.02    Other Definitional Provisions.
(a)    For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole, including all Schedules and Exhibits to this Agreement, unless otherwise indicated.
(b)    Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.
(c)    The term “including” means “including but not limited to.”

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(d)    Whenever used in this Agreement, the masculine gender shall include the feminine and neutral genders and vice versa.
(e)    The Schedules and Exhibits hereto are hereby incorporated by reference into the body of this Agreement.
(f)    All references herein to Articles, Sections, paragraphs, Exhibits and Schedules shall be deemed references to Articles and Sections and paragraphs of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.
(g)    All terms defined in this Agreement shall have the defined meaning when used in any Schedule, Exhibit, certificate, report or other documents attached hereto or made or delivered pursuant hereto unless otherwise defined therein.
(h)    Any definition of or reference to any agreement, instrument or other document herein (including of or to this Agreement) shall be construed as referring to such agreement, instrument or other document (including the exhibits, schedules and other attachments thereto), as the case may be, as from time to time amended, restated, supplemented or otherwise modified (but only to the extent such amendment, restatement, supplement or modification, as the case may be, is effected in accordance with the terms hereof and thereof).
ARTICLE II
COVERAGE
Section 2.01    Scope and Basis of Reinsurance.
(a)    This Agreement shall be effective at the Effective Time.
(b)    This Agreement is an agreement for indemnity reinsurance made solely between the Ceding Company and the Reinsurer.
(c)    Subject to the terms, conditions and limits of this Agreement, the Ceding Company shall automatically cede, and the Reinsurer shall automatically reinsure, on a funds withheld coinsurance basis, the Reinsured Liabilities. In addition to the Reinsured Liabilities, the Reinsurer shall be responsible for and assume its obligations under the terms of this Agreement, including the Expense Allowance, Commissions, the Ceding Allowance, excise taxes as contemplated by Section 15.02, the Funds Withheld Account Expenses, the costs and expenses of the Trust Account and other obligations, in each case, in accordance with this Agreement. The Reinsurer assumes all Reinsurer Extra-Contractual Obligations and agrees to indemnify and hold the Ceding Company harmless for 100% of the Reinsurer Extra-Contractual Obligations.
(d)    The Reinsurer’s Quota Share with respect to any Reinsured Policy (including the In-Force Block) shall be a fixed percentage at the Effective Time equal to eighty percent (80%), subject to adjustment from time to time in accordance with this Section 2.01(d). Following the date hereof, the Ceding Company may, in its sole discretion, adjust the “Quota Share” on a prospective basis up to four (4) times per calendar year, to be effective as of the first day of any succeeding calendar month, by providing (i) at least sixty (60) days’ prior written notice to the Reinsurer in the case of a decrease of the Quota Share or (ii) at least ninety (90) days’ prior written notice to the Reinsurer in the case of an increase of the Quota Share. Notwithstanding anything to the contrary in this Agreement, but subject to Section 2.07 and the Rate Setting Process, the applicable “Quota Share” for any Reinsured Policy shall at all times be equal to or greater than ten percent (10%) and equal to or less than eighty percent (80%). Any change to the “Quota Share” shall apply only to Reinsured Policies that have an Issuance Date on

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or after the effective date of such change. For the avoidance of doubt, such a change in the Reinsurer’s Quota Share does not change the “Quota Share” for any Reinsured Policy previously reinsured hereunder.
(e)    Subject to the terms, conditions and limits of this Agreement, the Reinsurer shall follow the fortunes of the Ceding Company, and to that end the Reinsurer’s liability for the Reinsured Policies shall attach simultaneously with and be identical to that of the Ceding Company and shall be subject to the same risks, terms, conditions, interpretations, waivers, modifications, alterations and cancellations to which the Ceding Company is subject with respect to the Reinsured Policies.
(f)    Notwithstanding anything to the contrary in this Agreement, the Reinsurer shall not be liable for any Excluded Liabilities.
(g)    Following the Closing Date, the Ceding Company may propose, and the Reinsurer shall review and consider in good faith, one or more amendments to this Agreement pursuant to which the Reinsurer shall reinsure its applicable Quota Share of other product types and/or riders or endorsements to the Reinsured Policies as so proposed by the Ceding Company, in each case subject to the same terms and conditions of this Agreement unless otherwise agreed by the parties hereto. Following any such amendments, such other product types and/or riders or endorsements to the Reinsured Policies will constitute “Reinsured Policies” for all purposes of this Agreement.
(h)    If, following the Closing Date, the Reinsurer obtains the status of “certified reinsurer” or “reciprocal jurisdiction reinsurer” in the Ceding Company Domiciliary State, upon the request of either the Ceding Company or the Reinsurer, the parties will cooperate in good faith to examine the potential conversion of the basis of reinsurance for all or a portion of the Reinsured Liabilities from coinsurance with funds withheld to straight coinsurance with a credit-for-reinsurance trust (and/or other collateral as agreed between the parties) (a “Coinsurance Conversion”). In the event the parties agree to the terms and conditions of such Coinsurance Conversion, subject to Sections 8.02(b) and 18.05, the parties will cooperate in good faith to make such additional changes and clarifications to the terms and conditions of this Agreement and the Related Agreements as may be necessary or appropriate to fully effectuate such Coinsurance Conversion in the manner agreed by the parties.
Section 2.02    Retention. Subject to the last sentence of this Section 2.02 and to Section 2.07 and the Rate Setting Process, the Ceding Company shall retain, net and unreinsured, at its own risk and liability, a percentage of the liabilities with respect to each of the Reinsured Policies equal to at least twenty percent (20%) with respect to each such Reinsured Policy (the “Retention”), and the Ceding Company shall not transfer, assign, convey, reinsure or otherwise dispose of, directly or indirectly, such Retention without the prior written consent of the Reinsurer (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that the Ceding Company may, without the Reinsurer’s prior written consent, (a) reinsure any or all of such Retention to any Affiliate of the Ceding Company to the extent such Affiliate retains such Retention, net and unreinsured, at its own risk and liability, (b) reinsure any or all of the Retention with respect to the liabilities arising under the Living Benefit Riders, or (c) enter into any hedging or related transaction contemplated by Section 10.03 or Schedule XII. The Reinsurer may retrocede all or any portion of the risks ceded to it pursuant to this Agreement only with the prior written consent of the Ceding Company. Notwithstanding anything to the contrary contained in this Section 2.02, but subject to Section 2.07 and the Rate Setting Process, the Ceding Company may, in its sole discretion, reduce its retention to not less than ten percent (10%) with respect to any Reinsured Policy in the event of any of the following occurrences: (x) as of any date of determination the Ceded Reserves equals at least $1 billion, (y) either party

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elects to terminate this Agreement as to the reinsurance of new policies in accordance with Section 11.02, or (z) following the occurrence of any Triggering Event.
Section 2.03    Policy Changes. Subject to the terms of this Section 2.03, if the Ceding Company plans to terminate or amend, modify or waive any material provision(s) of the Reinsured Policies, it shall provide advance written notice thereof to the Reinsurer (except with respect to Permitted Ex-Gratia Payments).
(a)    If the Ceding Company’s liability under any of the Reinsured Policies is changed after the Effective Time because of changes in the terms and conditions of the Reinsured Policies that are required pursuant to their terms or as a result of a change in applicable Law, the Reinsurer will share in the change proportionately to the applicable Quota Share hereunder.
(b)    The Ceding Company shall notify the Reinsurer in writing prior to making any material changes, endorsements, amendments or modifications after the Effective Time in the terms and conditions of any of the Reinsured Policies, other than changes of the type described in Section 2.03(a) or Permitted Ex-Gratia Payments. Except as otherwise set forth or contemplated herein, no such changes, amendments or modifications which, individually or in the aggregate, adversely affect the Reinsurer shall be covered hereunder unless made by the Ceding Company with the prior written approval of the Reinsurer. In the event that any such changes, amendments or modifications are made in any Reinsured Policies by the Ceding Company without the prior written approval of the Reinsurer, this Agreement will cover Reinsured Liabilities incurred by the Ceding Company under such Reinsured Policy as if the non-approved changes, amendments or modifications had not been made.
Section 2.04    Reinstatement of Policies. If a Reinsured Policy that has been surrendered is reinstated according to its terms, the Ceding Company’s reinstatement policies or as agreed upon with the Reinsurer, the Reinsurer shall, upon notification from the Ceding Company, automatically reinstate the reinsurance with respect to such Reinsured Policy to the amount that would be in-force if the Reinsured Policy had not been surrendered or lapsed and all necessary financial adjustments between the parties will be made accordingly.
Section 2.05    Conversion or Exchange. Any annuity contracts written by the Ceding Company that are not Reinsured Policies but convert or exchange into contracts covered by the policy plans included in the Reinsured Policies will automatically be reinsured as new business hereunder. Any Reinsured Policy that converts or exchanges into an annuity contract other than a Reinsured Policy will be considered a lapsed policy.
Section 2.06    Misstatement of Fact. If the Ceding Company’s liability under any of the Reinsured Policies is changed because of a misstatement of age or sex or any other material fact, the Reinsurer will share in the change proportionately to the applicable Quota Share for such Reinsured Policy and the Ceding Company and the Reinsurer will make all appropriate adjustments to amounts due each other under this Agreement.
Section 2.07    Non-Guaranteed Elements and Related Matters.
(a)    Subject to the remaining provisions of this Section 2.07, the Ceding Company shall (i) set all Non-Guaranteed Elements under the Reinsured Policies from and after the Effective Time in accordance with the terms of the Reinsured Policies, applicable Law, applicable actuarial standards of practice consistent with the Ceding Company’s practices then in effect, including practices for other annuities not reinsured hereunder, and this Agreement taking into account the reasonable recommendations of the Reinsurer (it being understood that the Ceding Company has the ultimate authority to establish the Non-Guaranteed Elements as it

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deems appropriate), and (ii) act reasonably and in good faith in determining whether any such recommendations by the Reinsurer should be accepted to the extent consistent with the requirements of sub-clause (i) herein and the Rate Setting Process.
(b)    During the term of this Agreement, senior executives of the Ceding Company and the Reinsurer shall meet or hold a teleconference to discuss the setting of Non-Guaranteed Elements and the other values contemplated by the Rate Setting Process, including rate management and volume, as follows (each of the below meetings or teleconferences, as applicable, a “Rate Setting Meeting”):
(i)    With respect to new business, at least once every calendar month to discuss asset management or yield issues pertaining to the Reinsured Policies for purposes of setting Non-Guaranteed Elements for renewals and the Initial Crediting Rate and other Non-Guaranteed Elements for new business.
(ii)    With respect to the Reinsured Policies in force as of such time, at least once every calendar month to discuss Non-Guaranteed Elements including the Renewal Crediting Rate in respect thereof, and during which the Ceding Company and the Reinsurer may propose changes to any crediting rate or other Non-Guaranteed Element, as well as a detailed rationale thereof, subject to the other provisions of this Section 2.07 as to implementation of any such change.
(c)    Unless otherwise agreed by the parties in advance of any Rate Setting Meeting, prior to each such meeting the Ceding Company and the Reinsurer shall deliver to each other the information and reports described in, and at the times provided for, in the Rate Setting Process.
(d)    For any cohort of Reinsured Policies, the Non-Guaranteed Elements (including the Initial Crediting Rate and Renewal Crediting Rate), options budget, Ceding Allowance, target spread and other values in respect thereof shall finally be determined by the parties at the applicable Rate Setting Meeting in accordance with the Rate Setting Process.
(e)    In connection with the setting of Non-Guaranteed Elements as contemplated by this Section 2.07 and the Rate Setting Process, the parties shall reasonably consult with each other in good faith with respect to the [*] information and reports provided by the parties in connection with each Rate Setting Meeting.
Section 2.08    Interest Maintenance Reserve. The Ceding Company and the Reinsurer agree that, in addition to the Ceded Reserves, the applicable Quota Share of the IMR shall be ceded to the Reinsurer and maintained in the Funds Withheld Account.
ARTICLE III
REINSURANCE PREMIUMS
Section 3.01    Initial Premium; True-Up.
(a)    Prior to the Closing Date, the Ceding Company prepared and delivered to the Reinsurer the statement attached hereto as Schedule XVII setting forth the estimated amount of the Initial Premium (the “Estimated Initial Premium”) as determined by the Ceding Company in good faith and in accordance with Ceding Company SAP and the estimated Over-Collateralization Amount based thereon (the “Estimated Over-Collateralization Amount”), in each case as of the Effective Time. On the Closing Date, (x) the Ceding Company shall deposit, on behalf of the Reinsurer, to the Funds Withheld Account cash equal to the Estimated Initial Premium, and (y) the Reinsurer shall transfer cash equal to the Estimated Over-Collateralization

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Amount to the Ceding Company for deposit to the Funds Withheld Account. For this purpose, the “Initial Premium” shall equal (i) the amount of the Ceded Reserves for the In-Force Block as of the Effective Time, minus (ii) the Contract Loan Balance for the In-Force Block at the Effective Time, minus (iii) the Amortized Cost of Index Options in respect of the Reinsured Liabilities of the In-Force Block at the Effective Time.
(b)    Within forty-five (45) Business Days following the Closing Date, the Ceding Company shall deliver to the Reinsurer a statement (the “Initial Reconciliation Statement”) prepared in good faith by the Ceding Company, in the same format as the statement of the Estimated Initial Premium and Estimated Over-Collateralization Amount, and in accordance with Ceding Company SAP setting forth the actual amount of the Initial Premium and the actual amount of the Over-Collateralization Amount.
(c)    During the thirty (30) Business Days immediately following the Reinsurer’s receipt of the Initial Reconciliation Statement (the “Review Period”), the Reinsurer and its Representatives shall be permitted to review the Ceding Company’s working papers and, subject to the execution of any required non-disclosure or comparable agreements, any working papers of the Ceding Company’s independent accountants directly relating to the preparation of the Initial Reconciliation Statement, as well as all of the books and records of the Ceding Company and other relevant information to the extent relating to the Reinsured Policies with respect to the period up to and including the date hereof, and the Ceding Company shall make reasonably available the individuals in its or its Affiliates’ employ who are responsible for and knowledgeable about the information used in, and the preparation or calculation (as applicable) of, the amounts set forth in the Initial Reconciliation Statement in order to respond to the inquiries of the Reinsurer; provided that such review and cooperation does not unreasonably interfere with the conduct of the business of the Ceding Company and its Affiliates and that such access and cooperation shall not, in the event of any dispute arising out of this Agreement, serve to prejudice the Ceding Company or any of its Affiliates.
(d)    If the Reinsurer disagrees with any computation or amount in the Initial Reconciliation Statement, the Reinsurer may, on or prior to the last day of the Review Period, deliver a notice to the Ceding Company setting forth, in reasonable detail, each disputed item or amount and the basis for the Reinsurer’s disagreement therewith (the “Notice of Disagreement”). The Notice of Disagreement shall set forth, with respect to each disputed item, the Reinsurer’s position as to the correct amount or computation that should have been included in the Initial Reconciliation Statement. If the Reinsurer does not deliver a Notice of Disagreement with respect to the Initial Reconciliation Statement to the Ceding Company by the end of the Review Period, such Initial Reconciliation Statement shall become final and binding on the parties.
(e)    During the ten (10) Business Days immediately following the delivery of a Notice of Disagreement, the Reinsurer and the Ceding Company shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Notice of Disagreement.
(f)    If, at the end of such ten (10) Business Day period, the Ceding Company and the Reinsurer have been unable to resolve all disagreements that they may have with respect to the matters specified in the Notice of Disagreement, then the Ceding Company and the Reinsurer shall submit all matters that remain in dispute with respect to the Notice of Disagreement (along with a copy of the Initial Reconciliation Statement marked to indicate those line items that are in dispute) to Deloitte LLP or, if Deloitte LLP is unwilling or unable to serve, another independent certified public accounting firm in the United States of international recognition mutually agreeable to the Ceding Company and the Reinsurer and that is not the auditor or independent accounting firm of any of the parties (the “Independent Accountant”), to make a determination with respect to all matters in dispute.

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(g)    The Ceding Company and the Reinsurer shall use commercially reasonable efforts to cause the Independent Accountant to render a determination within sixty (60) days after the submission of such matters to the Independent Accountant or as soon as practicable thereafter. The Ceding Company, on the one hand, and the Reinsurer, on the other hand, shall promptly (and in any event within ten (10) Business Days) after the Independent Accountant’s engagement, each submit to the Independent Accountant their respective computations of the disputed items identified in the Notice of Disagreement and information, arguments and support for their respective positions, and shall concurrently deliver a copy of such materials to the other party. Each party shall then be given an opportunity to supplement the information, arguments and support included in its initial submission with one additional submission to respond to any arguments or positions taken by the other party in such other party’s initial submission, which supplemental information shall be submitted to the Independent Accountant (with a copy thereof to the other party) within ten (10) Business Days after the first date on which both parties have submitted their respective initial submissions to the Independent Accountant. The Independent Accountant shall thereafter be permitted to request additional or clarifying information from the parties, and each of the parties shall cooperate and shall cause their Representatives to cooperate with such requests of the Independent Accountant. The Independent Accountant shall determine, based solely on the materials so presented by the parties and upon information received in response to such requests for additional or clarifying information and not by independent review, only those issues in dispute specifically set forth in the Notice of Disagreement and shall render a written report to the Ceding Company and the Reinsurer in which the Independent Accountant shall, after considering all matters set forth in the Notice of Disagreement, determine what adjustments, if any, should be made to the amounts and computations set forth in the Initial Reconciliation Statement solely as to the disputed items. Such written report shall set forth, in reasonable detail, the determination of the Independent Accountant with respect to each of the disputed line items specified in the Notice of Disagreement and the revisions, if any, to be made to the Initial Reconciliation Statement resulting therefrom, together with supporting calculations. With respect to each disputed line item, such determination shall be made in accordance with Ceding Company SAP and the terms of this Agreement and, if not in accordance with the position of either the Ceding Company or the Reinsurer, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the Reinsurer in the Notice of Disagreement or the Ceding Company in the Initial Reconciliation Statement with respect to such disputed line item. For the avoidance of doubt, the Independent Accountant shall not review any line items or make any determination with respect to any matter other than those matters in the Notice of Disagreement that remain in dispute. The Independent Accountant’s final written determination shall, absent fraud or manifest error, be conclusive and binding upon the Ceding Company and the Reinsurer, shall not be subject to review by a court or other tribunal and shall have the same force and effect as an arbitration award governed by the Federal Arbitration Act, 9 U.S.C. §1 et. seq. The “Final Reconciliation Statement” means the Initial Reconciliation Statement as made final and binding either pursuant to Section 3.01(d) or after it has been modified to reflect any revisions thereto made through the mutual agreement of the Ceding Company and the Reinsurer or through the determination of the Independent Accountant pursuant to this Section 3.01(g).
(h)    The cost of the Independent Accountant’s review and determination shall be shared equally by the Reinsurer and the Ceding Company. During the review by the Independent Accountant, the Ceding Company and the Reinsurer shall each make available to the Independent Accountant such individuals and such information, books, records and work papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under Section 3.01(g). In acting under this Agreement, the Independent Accountant shall be entitled to the privileges and immunities of an arbitrator. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 3.01 represent the sole and exclusive method for determining the Final Reconciliation Statement.

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(i)    The “Initial Premium Adjustment Amount” shall be an amount equal to the difference (whether positive or negative) between (i) the amount of the Initial Premium as set forth in the Final Reconciliation Statement, and (ii) the amount of the Estimated Initial Premium. If the Initial Premium Adjustment Amount is positive, then the Ceding Company shall deposit into the Funds Withheld Account cash equal to the Initial Premium Adjustment Amount plus interest thereon for the period from the Closing Date through but excluding the date of the deposit of the Initial Premium Adjustment Amount, calculated at a rate per annum equal to the 180-Day Treasury Rate within five (5) Business Days after the Initial Premium Adjustment Amount is finalized. If the Initial Premium Adjustment Amount is negative, then the Ceding Company shall withdraw from the Funds Withheld Account cash equal to the absolute value of the Initial Premium Adjustment Amount plus interest thereon for the period from the Closing Date through but excluding the date of the withdrawal of the Initial Premium Adjustment Amount, calculated at a rate per annum equal to the 180-Day Treasury Rate within five (5) Business Days after the Initial Premium Adjustment Amount is finalized.
(j)    The “Over-Collateralization Adjustment Amount” shall be an amount equal to the difference (whether positive or negative) between (i) the amount of the Over-Collateralization Amount as set forth in the Final Reconciliation Statements, and (ii) the amount of the Estimated Over-Collateralization Amount. If the Over-Collateralization Adjustment Amount is positive, then the Reinsurer shall transfer to the Ceding Company for deposit into the Funds Withheld Account cash equal to the Over-Collateralization Adjustment Amount plus interest thereon for the period from the Closing Date through but excluding the date of the deposit of the Over-Collateralization Adjustment Amount, calculated at a rate per annum equal to 180-Day Treasury Rate within five (5) Business Days after the Over-Collateralization Adjustment Amount is finalized. If the Over-Collateralization Adjustment Amount is negative, then the Ceding Company shall withdraw from the Funds Withheld Account and transfer to the Reinsurer cash equal to the Over-Collateralization Adjustment Amount plus interest thereon (which interest shall be obtained from resources of the Company other than the Funds Withheld Account) for the period from the Closing Date through but excluding the date of the withdrawal of the Over-Collateralization Adjustment Amount, calculated at a rate per annum equal to 180-Day Treasury Rate within five (5) Business Days after the Over-Collateralization Adjustment Amount is finalized.
Section 3.02    Reinsurance Premiums. Reinsurance Premiums received by the Ceding Company from and after the Closing Date until the date of the monthly net settlement in respect of the first Monthly Account Period pursuant to Section 7.03, net of applicable (i) Ceding Allowances, (ii) Expense Allowances computed in accordance with Schedule III, and (iii) Commissions and other compensation payable to Producers as computed in accordance with Schedule IV, shall be transferred to and held by the Ceding Company in the Funds Withheld Account. Commencing with the monthly net settlement in respect of the first Monthly Account Period, the Ceding Company shall pay to the Reinsurer the Reinsurance Premiums in accordance with Section 7.03.
ARTICLE IV
POLICY EXPENSES
Section 4.01    Expense Allowance. The Reinsurer shall pay to the Ceding Company, in accordance with Section 7.03, (i) an expense allowance with respect to the Reinsured Policies (the “Expense Allowance”) in an aggregate amount calculated in accordance with Schedule III attached hereto, and (ii) the applicable Quota Share of any commissions, trail commissions, overrides, expense allowances, marketing allowances or other compensation paid to Producers with respect to each reinsured Policy, calculated as in accordance with Schedule IV hereto (“Commissions”). The Reinsurer shall have no liability for guaranty fund assessments assessed against the Ceding Company, whether in respect of the Reinsured Policies or otherwise.

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ARTICLE V
CEDING ALLOWANCES
Section 5.01    Deferred Ceding Commission. With respect to the In-Force Block, the Reinsurer shall pay the Ceding Company an amount equal to the Deferred Ceding Commission as calculated in accordance with, and payable at the times set forth on, Schedule XV.
Section 5.02    Ceding Allowance. In consideration of the reinsurance ceded hereunder, and subject to Section 2.07, the Rate Setting Process and Section 5.01 in respect of payments of the Deferred Ceding Commission, the Reinsurer shall pay to the Ceding Company, on a monthly basis in accordance with Section 7.03, a ceding commission in respect of each cohort of Reinsured Policies at the rate, on the timeframe and otherwise on the terms mutually agreed upon by the parties subject to the Rate Setting Process (the “Ceding Allowance”). In connection with and subject to the foregoing, unless otherwise agreed by the parties in advance of any Rate Setting Meeting, prior to each such meeting the Ceding Company and the Reinsurer shall deliver to each other the information and reports described in, and at the times provided for, in the Rate Setting Process. The Initial Crediting Rate or Renewal Crediting Rate (as applicable) and corresponding Ceding Allowance in respect of any such cohort of Reinsured Policies shall be determined by the parties at the Rate Setting Meeting in accordance with the Rate Setting Process.
ARTICLE VI
REINSURED LIABILITIES
Section 6.01    Reinsured Liabilities. Subject to Sections 6.02 and 6.03, the Reinsurer shall pay to the Ceding Company the Reinsured Liabilities in accordance with Section 7.03 and the terms and conditions of this Agreement.
Section 6.02    Benefit Administration.
(a)    Subject to Sections 6.02(b) and 6.03, the Ceding Company shall be responsible for the determination of benefits with respect to the Reinsured Liabilities in accordance with Article X, applicable Law and the terms and conditions of the Reinsured Policies and this Agreement.
(b)    The Ceding Company shall notify the Reinsurer in writing (a “Company Contest Notice”) if the Ceding Company determines that a payment of benefits under a Reinsured Policy (herein “Benefits”) should be contested or denied (each, a “Contest”). No later than five (5) Business Days following its receipt of the Company Contest Notice, the Reinsurer will provide written notice to the Ceding Company of whether or not the Reinsurer elects to participate in the Contest. If the Reinsurer elects to participate in the Contest, it will pay its share (being the Quota Share) of the expense of the Contest in addition to the Quota Share of the corresponding Reinsured Liabilities. If the Reinsurer elects not to participate in the Contest, or if the Reinsurer fails to provide such written notice of its election within five (5) Business Days following its receipt of the Company Contest Notice (in which case the Reinsurer will be deemed to have elected not to participate in such Contest), it will discharge its liability by payment to the Ceding Company of the full amount of the Quota Share of the Benefits as originally presented to the Ceding Company, and the Reinsurer shall not be liable for any Extra-Contractual Obligations arising out of such Contest. If the Contest of such Benefits results in the reduction of liability and the Reinsurer has chosen to participate in such Contest, the Reinsurer will share in such reduction in proportion to the Quota Share. If the Contest of such Benefits results in an increase of liability (including any Extra Contractual Obligations) and the Reinsurer has chosen to participate in such Contest, the Reinsurer will share in such increased liability in proportion to the Quota Share. In any Contest in which the Reinsurer has chosen to participate (i) the Reinsurer

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and the Ceding Company shall consult in good faith regarding the ultimate disposition of such Benefits and Contest (including, without limitation, the terms on which such Benefits may be paid or such Contest may be resolved, compromised or settled), and (ii) the Reinsurer may, but shall not be required to, recommend to the Ceding Company how to handle such Benefits and Contest; provided, that, in the event of any disagreement between the Ceding Company and the Reinsurer as to (x) the validity or amount of such Benefits, or (y) the resolution of such Contest, the Ceding Company shall, in the case of each of clause (x) and (y), have final authority over the disposition thereof, and such disposition shall be binding on the Reinsurer.
Section 6.03    Recoveries. Subject to Section 6.02(b), if the Ceding Company obtains any recoveries in respect of benefits with respect to the Reinsured Liabilities paid by it in accordance with the terms of any Reinsured Policy, or any refunds or returns of commissions or other amounts received from its Producers in respect of any Reinsured Policies, the Ceding Company shall promptly pay to the Reinsurer the Quota Share of such amounts.
ARTICLE VII
REPORTING AND SETTLEMENTS
Section 7.01    Ceding Company Reporting.
(a)    Within twelve (12) Business Days following the end of each calendar month and any Recapture Effective Date, the Ceding Company shall provide the Reinsurer a monthly accounting report substantially in the form set forth in Exhibit A (a “Monthly Accounting Report”) for such calendar month (a “Monthly Accounting Period”) or, in the case of termination and recapture in full, the period from the end of such Monthly Accounting Period to the Recapture Effective Date, as applicable. Notwithstanding the foregoing, the first Monthly Accounting Period shall commence on the Closing Date and end on the last day of the month in which at least sixty (60) calendar days have elapsed since the Closing Date. The parties shall cooperate in good faith and from time to time to amend Exhibit A as necessary to appropriately effectuate the terms and conditions of this Agreement and to ensure the accounting and settlements made hereunder are computed correctly.
(b)    Within twelve (12) Business Days following the end of Monthly Accounting Period and any Recapture Effective Date, the Ceding Company shall deliver to the Reinsurer a report setting forth the (i) Statutory Basis Reserves with respect to the Reinsured Policies, (ii) the IMR with respect to the Reinsured Policies, (iii) the Funds Withheld Adjustment, and (iv) the Trust Account Required Balance, in each case, as of the end of such Monthly Accounting Period.
(c)    Within ten (10) Business Days following the end of each Monthly Accounting Period and any Recapture Effective Date, the Ceding Company shall deliver to the Reinsurer, as of the end of such Monthly Accounting Period or the Recapture Effective Date, as applicable, (i) a report of the Reinsured Policies in a form mutually agreed upon by the parties, which shall include, among other things, a roll-forward of policy count, Account Values and Statutory Basis Reserves with respect to the Reinsured Policies, (ii) a report setting forth seriatim information with respect to each of the Reinsured Policies, including the information identified on Exhibit A, which the Ceding Company may redact as necessary such that it does not include Non-Public Personal Information.
(d)    Within ten (10) Business Days following the end of each Monthly Accounting Period and any Recapture Effective Date, the Ceding Company shall deliver to the Reinsurer, as of the end of such Monthly Accounting Period or the Recapture Effective Date, as applicable, a report of the assets held in the Funds Withheld Account and an investment

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accounting report which shall include holdings, book value roll forward and income reports, in each case, on a CUSIP level.
(e)    The Ceding Company shall deliver to the Reinsurer: (i) within five (5) Business Days following the filing of the Ceding Company’s unaudited annual statement with the Ceding Company Domiciliary State but no later than March 20 of each year, a copy of such unaudited annual statement; (ii) within five (5) Business Days of the filing of the Ceding Company’s audited annual statutory financial statements with the Ceding Company Domiciliary State but no later than June 20 of each year, a copy of such annual statutory financial statements; and (iii) within five (5) Business Days following the filing of the Ceding Company’s unaudited quarterly statutory financial statements with the Ceding Company Domiciliary State but no later than sixty (60) calendar days following the end of each calendar quarter, a copy of such unaudited quarterly statutory financial statements.
Section 7.02    Reinsurer Reporting.
(a)    The Reinsurer shall deliver to the Ceding Company: (i) a copy of its audited annual financial statements within five (5) Business Days following the filing thereof with the Bermuda Monetary Authority but no later than June 20 of each year, (ii) a copy of its unaudited quarterly financial statements as estimated and prepared in good faith by the Reinsurer within five (5) Business Days after the completion thereof but no later than sixty (60) calendar days after the end of each calendar quarter, (iii) a report setting forth its BSCR Ratio and amount of statutory capital and surplus as of each calendar quarter end (other than the last calendar quarter of any calendar year), as estimated and prepared in good faith by the Reinsurer, along with reasonable supporting detail for the calculation thereof in the form of the report specified in Schedule XVI hereto, within sixty (60) Business Days following such calendar quarter end, (iv) within five (5) Business Days of submission by the Reinsurer to the Bermuda Monetary Authority of its BSCR Ratio as of each calendar year end, a written certification of the Reinsurer setting forth its BSCR Ratio as of the end of the previous calendar year, along with reasonable supporting detail for the calculation thereof, (v) within five (5) Business Days after the end of each calendar month, a report prepared by an executive officer of the Reinsurer certifying that (1) no event described in clauses (i) or (ii) of the definition of Triggering Event has arisen and (2) to the knowledge of the Reinsurer, no event described in clauses (iii) or (v) of the definition of Triggering Event has arisen, and (vi) within thirty (30) days after the end of each calendar month, a report prepared by an executive officer of the Reinsurer certifying that the assets held in or attributable to the Funds Withheld Account and Trust Account are in the aggregate in compliance with the Investment Guidelines (which may be delivered as part of the Compliance Report). [*]
(b)    In addition to the foregoing, the Reinsurer shall deliver to the Ceding Company the reports specified in Schedule VI on the timelines set forth therein.
(c)    Upon request, the Reinsurer shall promptly provide the Ceding Company with any additional information related to the Reinsured Policies that is routinely prepared by the Reinsurer in the ordinary course of business which the Ceding Company reasonably requires in order to complete its financial statements.
Section 7.03    Settlements.
(a)    The net balance payable under this Agreement for each Monthly Accounting Period (as set forth in the applicable Monthly Accounting Report, the “Monthly Net Settlement Amount”) shall be calculated by the Ceding Company and reported to the Reinsurer in the Monthly Accounting Report delivered with respect to such Monthly Accounting Period. Each Monthly Net Settlement Amount shall be payable as follows:

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(i)    if the Monthly Net Settlement Amount indicated in the Monthly Accounting Report is positive, then the Ceding Company shall deposit into the Funds Withheld Account an amount equal to such Monthly Net Settlement Amount on the date on which such Monthly Net Settlement Amount is reported by the Ceding Company to the Reinsurer; or
(ii)    if the Monthly Net Settlement Amount indicated in a Monthly Accounting Report is negative, then the Ceding Company shall be permitted to withdraw from the Funds Withheld Account, on the date that is seven (7) Business Days following the delivery of the Monthly Accounting Report to the Reinsurer, an amount equal to the absolute value of such Monthly Net Settlement Amount in accordance with the following sentence unless the Reinsurer shall have remitted such amount to the Ceding Company in cash within such seven (7) Business Day period; provided, that, and subject to Section 9.01(c), if the absolute value of such negative Monthly Net Settlement Amount is greater than the sum of the Statutory Carrying Value of the assets in the Funds Withheld Account plus, without double counting, the Amortized Cost of Index Options, in each case as of the last day of the relevant Monthly Accounting Period, then the Reinsurer shall pay the amount of such difference to the Ceding Company no later than seven (7) Business Days after the receipt by the Reinsurer of the applicable Monthly Accounting Report. To the extent the Ceding Company is permitted to withdraw amounts from the Funds Withheld Account pursuant to this Section 7.03(a)(ii), the Ceding Company shall withdraw cash prior to withdrawing other assets and, if cash is insufficient, shall liquidate assets to cash as reasonably designated by the Reinsurer, unless the Reinsurer does not make a designation within two (2) Business Days following the date of delivery of the applicable Monthly Accounting Report to the Reinsurer, in which case the Ceding Company may select such assets for liquidation, or the Reinsurer pays such amount in cash.
(b)    The Funds Withheld Adjustment payable under this Agreement for each Monthly Accounting Period (as set forth in the applicable Monthly Accounting Report) shall be payable as follows:
(i)    if the Funds Withheld Adjustment is positive, then the Reinsurer shall pay to the Ceding Company, for immediate deposit into the Funds Withheld Account, such positive amount no later than seven (7) Business Days after delivery of the applicable Monthly Accounting Report; or
(ii)    if the Funds Withheld Adjustment (calculated as of the end of such Monthly Accounting Period) is negative, then, on the date of delivery of the Monthly Accounting Report to the Reinsurer, the Ceding Company shall withdraw assets with a Statutory Carrying Value equal to the absolute value of such negative amount from the Funds Withheld Account and pay the absolute value of such negative amount to the Reinsurer; provided, that the Ceding Company shall not be required to withdraw and pay the Reinsurer any amounts to the extent giving effect to such withdrawal would cause the sum of (A) the sum of the Statutory Carrying Value of the assets held in the Funds Withheld Account plus, without double counting, the Amortized Cost of Index Options plus any amounts withdrawn from the Funds Withheld Account by the Ceding Company that are required to be returned to the Funds Withheld Account in accordance with this Agreement and any interest accrued thereon, plus (B) the Statutory Carrying Value of the assets held in the Trust Account plus any amounts withdrawn from the Trust Account by the Ceding Company that are required to be returned to the Trust Account in accordance with this Agreement and any interest accrued thereon, to be less than [*] of (i) the Ceded Reserves plus IMR minus (ii) the Contract Loan Balance, in each case as of the last day of the applicable Monthly Accounting Period[*].

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(c)    Except as otherwise set forth herein, any amount due under this Agreement shall be paid by wire transfer of immediately available funds to the account or accounts designated by the recipient thereof.
(d)    Any dispute between the parties with respect to any computation or amount in a Monthly Accounting Report or the Terminal Accounting Report shall be resolved in accordance with the terms of Section 13.03.
ARTICLE VIII
FUNDS WITHHELD ACCOUNT
Section 8.01    Funds Withheld Account.
(a)    On the Closing Date, the Ceding Company shall establish a funds withheld account (the “Funds Withheld Account”) on the books and records of the Ceding Company with assets to support the Ceded Reserves and IMR. The Funds Withheld Account shall be under the exclusive control of the Ceding Company. Assets attributable to the Funds Withheld Account (other than contract loans in respect of the Reinsured Policies, Index Options and other assets that the Ceding Company reasonably determines cannot be held in a custody account) shall be deposited in a segregated custodial account established by the Ceding Company pursuant to a master custody agreement, dated September 2, 2020, between the Ceding Company and The Northern Trust Company, as custodian (the “Custodian”), a copy of which is attached as Exhibit B (the “Custody Agreement”), and reflected on the books of the Ceding Company. The Funds Withheld Account and the assets maintained therein or attributable thereto (including Index Options) will be owned and maintained by the Ceding Company and will be used exclusively for the purposes set forth in this Agreement. The Ceding Company shall establish on its financial statements a funds withheld payable equal to the Ceded Reserves plus IMR to the Reinsurer. The assets maintained in or attributable to the Funds Withheld Account other than contract loans in respect of the Reinsured Liabilities shall be invested in accordance with the Investment Guidelines and shall consist only of Permitted Assets, and the Permitted Assets shall be valued for the purposes of this Agreement according to their Statutory Carrying Value in accordance with the Investment Management Agreement.
(b)    The amount of the Ceded Reserves and IMR shall be determined for each Monthly Accounting Period by the Ceding Company in accordance with Ceding Company SAP as of the last day of such period.
(c)    Notwithstanding any other provision hereof, assets held in the Funds Withheld Account may be withdrawn by the Ceding Company at any time and shall be utilized and applied by the Ceding Company or any of its successors in interest by operation of law, including any liquidator, rehabilitator, receiver or conservator of the Ceding Company, without diminution because of insolvency on the part of the Ceding Company or the Reinsurer, only for the following purposes:
(i)    to reimburse the Ceding Company for or enable the Ceding Company to pay the Reinsured Liabilities paid or owed by the Ceding Company pursuant to the provisions of the Reinsured Policies;
(ii)    to pay any Monthly Net Settlement Amount or Funds Withheld Adjustment due from the Ceding Company to the Reinsurer;
(iii)    to pay any reasonable and documented out-of-pocket expenses needed to establish and maintain the Funds Withheld Account;

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(iv)    to reimburse the Ceding Company for or enable the Ceding Company to pay the applicable Quota Share of premiums which are returned (but not yet recovered from the Reinsurer) to the holders of the Reinsured Policies because of cancellations of such Reinsured Policies;
(v)    to pay any other amounts due to the Ceding Company but not yet recovered from the Reinsurer under this Agreement in order to satisfy the liabilities of the Reinsurer under this Agreement to the extent such amounts are not being disputed by the Reinsurer in good faith; and
(vi)    to withdraw as may be necessary to satisfy payment obligations arising under Index Options.
Notwithstanding anything to the contrary set forth herein, any such withdrawal from the Funds Withheld Account, or payment of cash by the Reinsurer to the Ceding Company of cash as applicable, shall fully satisfy any corresponding obligation of the Reinsurer to pay or reimburse the Ceding Company to the extent of such withdrawal.
(d)    The Ceding Company shall promptly return to the Funds Withheld Account any assets withdrawn in excess of the actual amounts required in paragraphs (i) through (vi) immediately above or any amounts that are subsequently determined not to be due under such paragraphs (such withdrawals, “Funds Withheld Excess Withdrawals”). The Ceding Company shall also pay interest on any Funds Withheld Excess Withdrawals held in cash at a rate determined in accordance with Section 18.02 from and including the date of withdrawal to but excluding the date on which the Funds Withheld Excess Withdrawal is returned to the Funds Withheld Account. Any Funds Withheld Excess Withdrawals shall be held by the Ceding Company or any successor in interest of the Ceding Company in trust for the benefit of the Reinsurer and shall at all times be maintained separate and apart from any assets of the Ceding Company, for the sole purposes described in paragraphs (i) through (vi) immediately above.
(e)    Determinations of statutory impairments of assets maintained in the Funds Withheld Account shall be (i) made by the Ceding Company at any time, (ii) (A) based upon the statutory rules and guidelines and the impairment policy used by the Ceding Company and its auditors for purposes of calculating statutory impairments reflected in the Ceding Company’s statutory financial statements as in effect from time to time and (B) subject to consultation between the Reinsurer and the Ceding Company, and (iii) recorded in accordance with Ceding Company SAP. The Ceding Company shall promptly notify the Reinsurer in writing if the Ceding Company determines that any assets maintained in the Funds Withheld Account have become impaired for purposes of determining Statutory Carrying Value. Such notice shall describe any such assets and the reason for and the amount of the impairment.
(f)    The Reinsurer shall bear the administrative costs and expenses related to the establishment, maintenance and operation of the Funds Withheld Account, including the fees of the Custodian to the extent relating to the Funds Withheld Account, the fees of any investment manager appointed by the Ceding Company or the Reinsurer pursuant to Section 8.03 or the Investment Management Agreement (including any sub-investment manager, sub-advisor, attorney-in-fact, appointee, assignee or agent appointed by the Reinsurer or such investment manager), and any other administrative costs and expenses incurred by the Ceding Company in connection with the Investment Management Agreement (the “Funds Withheld Account Expenses”). The Ceding Company shall promptly forward to the Reinsurer any invoice it receives relating to such costs and expenses. To the extent not paid directly by the Reinsurer, the Reinsurer shall pay to the Ceding Company all such Funds Withheld Account Expenses as part of the monthly settlement in accordance with Section 7.03.

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(g)    The performance of the assets maintained in the Funds Withheld Account, including all investment income paid or accrued, investment gains or losses, defaults and/or statutory impairments, will inure to the sole benefit or cost of the Reinsurer.
Section 8.02    Credit for Reinsurance.
(a)    At all times during the term of this Agreement, the Reinsurer shall, at its own expense, hold, and maintain all licenses and authorizations required under applicable Law, and shall otherwise take all action necessary to ensure that the Ceding Company shall receive full statutory statement credit for reinsurance ceded under this Agreement in the statutory financial statements required to be filed by the Ceding Company under the Laws of and in the Ceding Company Domiciliary State (“Reserve Credit”) as in effect as of the Closing Date (and as interpreted by the insurance regulatory authorities in the Ceding Company Domiciliary State as of the Closing Date), which action may include, without limitation, agreeing to reasonable amendments to this Agreement that are needed to comply with the credit for reinsurance Laws in effect in the Ceding Company Domiciliary State as of the Closing Date to permit the Ceding Company to obtain Reserve Credit. In the event of a change in Law in the Ceding Company Domiciliary State after the Closing Date (or a change in the interpretation thereof by the insurance regulatory authorities in the Ceding Company Domiciliary State after the Closing Date) as a result of which the Ceding Company is unable to obtain Reserve Credit (a “Change in Reserve Credit Laws”), the Ceding Company shall promptly notify the Reinsurer in writing within three (3) Business Days of the occurrence of such change, which notice shall describe such change in reasonable detail. Upon receipt of such notice, the Reinsurer shall promptly take all commercially reasonable steps as are necessary to permit the Ceding Company to obtain Reserve Credit, including establishing a qualified reinsurance trust or providing a letter of credit or other form of collateral permitted under applicable Law, it being understood that the Reinsurer shall have the sole discretion to elect among the methods available to it in order to allow the Ceding Company to obtain such Reserve Credit. For the avoidance of doubt, a “Change in Reserve Credit Laws” after the Closing Date shall be determined by reference to the laws in the applicable jurisdiction in effect as of the Closing Date regardless of whether such jurisdiction is the Ceding Company Domiciliary State on the Closing Date.
(b)    Notwithstanding anything to the contrary in this Agreement, if the Reinsurer becomes a certified reinsurer in the Ceding Company Domiciliary State, or if a Change in Reserve Credit Laws would have the effect of reducing the amount of collateral the Reinsurer is required to provide in order for the Ceding Company to obtain Reserve Credit, then such event or circumstance shall be disregarded for purposes of determining the amount of collateral the Reinsurer is required to provide pursuant to this Agreement.
Section 8.03    Investment Management.
(a)    Pursuant to the investment management agreement substantially in the form of Exhibit C (the “Investment Management Agreement”), as of the Closing Date, Ares Insurance Solutions, LLC has been designated as investment manager to provide investment management services with respect to the assets maintained in the Funds Withheld Account (other than contract loans in respect of the Reinsured Policies) (such investment manager, and any other investment manager that may be appointed from time to time with respect to the Funds Withheld Account pursuant to Section 8.03, the “Investment Manager”). Any successor or replacement Investment Manager appointed by the Ceding Company or by the Reinsurer and consented to by the Ceding Company under this Section 8.03 shall at the time of appointment have, and at all times thereafter maintain, all Permits necessary under applicable Law to properly conduct its business. Notwithstanding anything herein or the Investment Management Agreement to the contrary, the Reinsurer shall retain ultimate responsibility for compliance with the Investment Guidelines and the Investment Management Agreement (including any successor investment

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management agreement with a replacement Investment Manager) [*]. Notwithstanding anything herein or in the Investment Management Agreement to the contrary, in the event the Ceding Company is permitted to withdraw or direct the payment of amounts from the Funds Withheld Account in accordance with the terms of this Agreement, the Ceding Company shall choose such assets as identified by the Reinsurer (to the extent identified by the Reinsurer within the timeframes specified in this Agreement) for withdrawal or liquidation and to provide instruction to the Investment Manager with respect thereto.
(b)    [*]
(c)    In the event (i) the Ceding Company redomesticates to the State of Iowa or the State of Texas after the Closing Date, the parties shall reasonably cooperate in good faith to amend the Investment Guidelines within a mutually agreed time frame to enable the Ceding Company to comply with the Laws then in effect in the applicable state as of the effective date of redomestication, subject to any mutually agreed exceptions, or (ii) of a change in the Laws of the Ceding Company Domiciliary State after the Closing Date that affects the investment concentration limits applicable to the assets held in the Funds Withheld Account and the Trust Account, the parties shall reasonably cooperate in good faith to amend the Investment Guidelines within a mutually agreed time frame in order to comply with such change in Laws. For the avoidance of doubt, a “change in the Laws of the Ceding Company Domiciliary State after the Closing Date” shall be determined by reference to the Laws (x) in the State of Colorado in effect as of the Closing Date to the extent the Ceding Company maintains its domicile in such state, or (y) in the state to which the Ceding Company redomesticates after the Closing Date in effect as of the date the Investment Guidelines are amended in accordance with clause (i) herein.
(d)    If the Ceding Company and the Reinsurer agree to any amendments, modifications or changes to the Investment Guidelines, then the Ceding Company shall provide such changes in writing to the Investment Manager pursuant to the Investment Management Agreement, whereupon the Investment Manager shall be obligated to comply with such Investment Guidelines, as so amended, modified or changed, in accordance with the applicable terms of the Investment Management Agreement. The Reinsurer shall not propose or instruct the Investment Manager to impose any limitations (including with respect to asset allocations) on the assets maintained in the Funds Withheld Account at any time.
(e)    In the event the Ceding Company delivers a notice of termination of the Investment Management Agreement pursuant to Section 9.2(a)(ii)(D) thereof and a notice of recapture pursuant to Section 11.03(c)(v), the Reinsurer shall use reasonable best efforts to propose a replacement investment manager within thirty (30) days after the Reinsurer’s receipt of such notices (the “Replacement IM Proposal Period”). In the event the Reinsurer fails to propose a replacement investment manager within the Replacement IM Proposal Period for any reason, the Ceding Company shall be permitted, in its sole discretion, to either (i) appoint a replacement investment manager by providing written notice thereof to the Reinsurer, in which case the Ceding Company’s recapture notice shall be deemed automatically rescinded and voided and the Ceding Company shall be entitled to terminate the Investment Management Agreement, in each case as of the date of such written notice to the Reinsurer, or (ii) provide the Reinsurer with written notice that the Ceding Company has elected to consummate the recapture subject to, and in accordance with, Article XI. In the event the Reinsurer proposes a replacement investment manager within the Replacement IM Proposal Period, the Parties shall meet promptly and regularly for a period of thirty (30) days after the Reinsurer proposes a replacement investment manager, which period may be extended by the Ceding Company in its sole discretion for an additional thirty (30) day period (such period of time, the “Replacement IM Review Period”) to attempt reasonably and in good faith to agree upon such replacement investment manager, or any alternative replacement investment manager reasonably proposed by either Party, as promptly as possible. If, notwithstanding the Parties’ reasonable, good faith efforts, the Ceding Company

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declines to accept the Reinsurer’s proposed replacement investment manager and the Parties are unable to otherwise agree upon a replacement investment manager during the Replacement IM Review Period, then the notice of recapture delivered by the Ceding Company pursuant to Section 11.03(c)(v) shall become effective upon the expiration of the Replacement IM Review Period and the Parties shall consummate the recapture subject to, and in accordance with, Article XI. If the Ceding Company accepts the Reinsurer’s proposed replacement investment manager or the Parties otherwise agree upon a replacement investment manager during the Replacement IM Review Period, then the notice of recapture delivered by the Ceding Company pursuant to Section 11.03(c)(v) shall be deemed automatically rescinded and voided and the Ceding Company shall be entitled to terminate the Investment Management Agreement.
(f)    In the event that the Investment Manager is removed or resigns (other than in the circumstances addressed in Section 8.03(e)), the Reinsurer shall recommend the appointment of a replacement investment manager, which appointment shall be subject to the Ceding Company’s prior written consent. The replacement investment manager shall accept its appointment by entering into an investment management agreement in a form acceptable to the Ceding Company and the Reinsurer, and substantially similar to the Investment Management Agreement unless otherwise agreed by the parties.
ARTICLE IX
TRUST ACCOUNT
Section 9.01    Trust Account.
(a)    In order to secure the obligations of the Reinsurer hereunder the Reinsurer and the Ceding Company shall use commercially reasonable efforts to enter into a trust agreement with a trustee mutually agreed to by the Reinsurer and the Ceding Company (the “Trustee”) substantially in the form attached hereto as Exhibit D (the “Trust Agreement”) as soon as reasonably practicable after the Closing Date but, in any event, on or before the end of the initial Monthly Accounting Period following the Closing Date, pursuant to which the Reinsurer shall establish a trust account (the “Trust Account”) for the benefit of the Ceding Company in which it will maintain assets and grant the Ceding Company a first priority security interest in such assets (such date the Trust Agreement is executed and the Trust Account established, the “Trust Effective Date”).
(b)    On the Trust Effective Date, except as provided below, the Reinsurer shall deposit, or cause to be deposited, into the Trust Account Permitted Assets with an aggregate Statutory Carrying Value equal to the Trust Account Required Balance as of the end of the Monthly Accounting Period immediately prior to the month in which the Trust Account is established, and thereafter shall maintain Permitted Assets with a Statutory Carrying Value equal to the Trust Account Required Balance at all times, subject to Section 9.04. Notwithstanding the foregoing or anything in this Agreement, the Trust Agreement or the Investment Guidelines to the contrary (i) the Ceding Company and the Reinsurer agree that, for purposes of this Section 9.01(b) and the applicable provisions of the Trust Agreement, the classes of “Permitted Assets” deposited into the Trust Agreement shall not include any Excluded Permitted Assets, and (ii) the Reinsurer hereby covenants and agrees that it will not deposit, or attempt to deposit, any Excluded Permitted Assets to the Trust Account at any time without the Ceding Company’s prior written consent. For the avoidance of doubt, any Excluded Permitted Assets deposited into the Trust Account in violation of this Section 9.01(b) shall (x) not be considered or valued for purposes of calculating the Trust Account Required Balance for the applicable Monthly Accounting Period, and (y) promptly be withdrawn from the Trust Account and replaced with Permitted Assets not constituting Excluded Permitted Assets to the extent necessary to comply with this Section 9.01(b).

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(c)    The Trust Account assets shall be subject to withdrawal from the Trust Account in accordance with the Trust Agreement. The Reinsurer shall bear the administrative costs and expenses related to the establishment and maintenance of the Trust Account, including the applicable fees of the Trustee. The Reinsurer shall be permitted to manage and make investment decisions with respect to the assets in the Trust Account, including through one or more investment managers; provided, however, that the assets in the Trust Account shall be managed in accordance with the Investment Guidelines and shall be comprised solely of Permitted Assets other than Excluded Permitted Assets.
(d)    Notwithstanding anything to the contrary contained in this Agreement, the Ceding Company at any time shall have the right to review the assets contained in the Funds Withheld Account and the assets held in the Trust Account, including by calculating the respective Statutory Carrying Value and Fair Market Value thereof. In the event that the Ceding Company determines, in its reasonable discretion, that any assets held in the Trust Account either constitute Excluded Permitted Assets or do not constitute Permitted Assets, such identified non-compliant assets shall be withdrawn and replaced by the Reinsurer with assets constituting Permitted Assets (other than Excluded Permitted Assets) within ten (10) days of written notice from the Ceding Company.
Section 9.02    Withdrawals.
(a)    The Ceding Company shall have the right to withdraw assets from the Trust Account (i) if the Reinsurer has failed to pay any undisputed amounts due to the Ceding Company, including (x) amounts required to be transferred by the Reinsurer to the Funds Withheld Account under Section 7.03(b)(i), (y) amounts required to be paid by the Reinsurer to the Ceding Company under Section 7.03(a)(ii) or Section 11.04, and in each case, such failure has not been cured by the Reinsurer within five (5) Business Days following its receipt of written notice thereof, or (ii) in connection with a recapture or termination of this Agreement as described in Section 11.04.
(b)    [Intentionally omitted].
(c)    The Ceding Company shall promptly return to the Trust Account any assets withdrawn in excess of the actual amounts required in Section 9.02(a) and 9.03(b) or any amounts that are subsequently determined not to be due under such provisions (such withdrawals, “Trust Account Excess Withdrawals”). The Ceding Company shall also pay interest on any Trust Account Excess Withdrawals held in cash at a rate determined in accordance with Section 18.02 from and including the date of withdrawal to but excluding the date on which the Trust Account Excess Withdrawals is returned to the Trust Account. Any Trust Account Excess Withdrawals shall be held by the Ceding Company or any successor in interest of the Ceding Company in trust for the benefit of the Reinsurer and shall at all times be maintained separate and apart from any assets of the Ceding Company, for the sole purposes described in Section 9.02(a) and 9.03(b).
Section 9.03    Trust Account Settlements.
(a)    Within ten (10) Business Days following the end of each Monthly Accounting Period from and after the Trust Effective Date, the Reinsurer shall deliver, or cause to be delivered, to the Ceding Company a report setting forth a list of the assets maintained in the Trust Account and the Statutory Carrying Value of each such asset, in each case, as of the end of such Monthly Accounting Period (each, a “Trust Account Valuation Report”).
(b)    Within five (5) Business Days following the delivery by the Reinsurer of the Trust Account Valuation Report:

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(i)    If the aggregate Statutory Carrying Value of the Permitted Assets maintained in the Trust Account as of the end of the applicable Monthly Accounting Period is greater than the Trust Account Required Balance as of the end of such Monthly Accounting Period, calculated based on the most recent Trust Account Valuation Report, then the Reinsurer, with prior written notice to the Ceding Company and the Trustee, shall be permitted to withdraw excess assets from the Trust Account, provided, that (i) no such withdrawal may be made prior to the date that is five (5) Business Days following the date on which the applicable Monthly Accounting Report is received by the Reinsurer; (ii) the Reinsurer shall not be permitted to make any such withdrawal to the extent the Statutory Carrying Value of the assets held in the Funds Withheld Account plus any amounts withdrawn from the Funds Withheld Account by the Ceding Company that are required to be returned to the Funds Withheld Account in accordance with this Agreement and any interest accrued thereon is less than the Ceded Reserve minus the Contract Loan Balance as of the end of the applicable Monthly Accounting Period after giving effect to the settlements contemplated under Section 7.03 in respect of such Monthly Accounting Period just ended; and (iii) following such withdrawal, the aggregate Statutory Carrying Value of the Permitted Assets in the Trust Account is at least equal to the Trust Account Required Balance as set forth in the most recent Trust Account Valuation Report;
(ii)    If the aggregate Statutory Carrying Value of the Permitted Assets maintained in the Trust Account as of the end of the applicable Monthly Accounting Period is less than the Trust Account Required Balance as of the end of such Monthly Accounting Period, then the Reinsurer shall deposit, or cause to be deposited, in the Trust Account Permitted Assets (other than Excluded Permitted Assets) so that the aggregate Statutory Carrying Value of such Permitted Assets held in the Trust Account plus any amounts withdrawn from the Trust Account by the Ceding Company that are required to be returned to the Trust Account in accordance with this Agreement and any interest accrued thereon is not less than the Trust Account Required Balance[*].
Section 9.04    Substitutions. The Reinsurer shall be permitted at any time to substitute all or any part of the assets in the Trust Account with other Permitted Assets (provided that such substituted assets do not constitute Excluded Permitted Assets), having both (i) a currently reported aggregate Statutory Carrying Value equal to or exceeding the aggregate Statutory Carrying Value of the substituted assets, and (ii) an aggregate Fair Market Value equal to or exceeding the aggregate Fair Market Value of the substituted assets.
Section 9.05    Termination of Trust Agreement. The Reinsurer and the Ceding Company shall take all actions necessary to terminate the Trust Agreement upon the termination of this Agreement; provided that in no event shall the Trust Agreement be terminated until the full and final settlement of all amounts due by the Reinsurer to the Ceding Company under this Agreement, including under Section 11.04.
ARTICLE X
ADMINISTRATION
Section 10.01    Policy Administration. The Ceding Company shall provide all required, necessary and appropriate benefits determination, administrative and other services, including reporting under Article VII, with respect to the Reinsured Policies. The Ceding Company shall conduct its administration practices with respect to the Reinsured Policies (a) with a level of skill, diligence and expertise that would reasonably be expected from experienced and qualified personnel performing such duties in similar circumstances, (b) in accordance, in all material respects, with applicable Law and the terms of the Reinsured Policies, and (c) subject to the foregoing, with a level of attentiveness substantially comparable to that which the Ceding

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Company exercises in providing services for itself or to third parties. The Ceding Company may outsource or delegate any administrative functions or claims administration with respect to the Reinsured Policies or this Agreement upon the written approval of the Reinsurer, which shall not be unreasonably withheld, conditioned or delayed; provided, however, the Ceding Company may outsource or delegate such functions or administration to any of its Affiliates without the prior written approval of (but with the prior notice to) the Reinsurer; and provided, however, that in the event the Reinsurer fails to affirmatively withhold consent in written notice to the Ceding Company within ten (10) Business Days following any request by the Ceding Company for such consent, then the Reinsurer shall be deemed to have consented to such outsourcing or delegation.
Section 10.02    Record Keeping.
(a)    Each of the Ceding Company and the Reinsurer shall maintain all records and correspondence for services performed by such party hereunder relating to the Reinsured Policies in accordance with industry standards of insurance record-keeping. In addition, such records shall be made available for examination, audit, and inspection by the department of insurance of any State within whose jurisdiction the Ceding Company or the Reinsurer operates. The Ceding Company and the Reinsurer further agree that in the event of the termination of this Agreement or any recapture, any such records in the possession of the Reinsurer shall promptly be duplicated and forwarded to the Ceding Company unless otherwise instructed, and any such records in the possession of the Ceding Company shall promptly be duplicated and forwarded to the Reinsurer unless otherwise instructed.
Each of the Ceding Company and the Reinsurer shall establish and maintain an adequate system of internal controls and procedures for financial reporting relating to the Reinsured Policies, including associated documentation, and shall make such documentation available for examination and inspection by the other party. All reports provided by either party pursuant to Article VII shall be prepared in accordance with such system and procedures and shall be consistent with such party’s books and records.
Section 10.03    Hedging Program. From and after the Closing Date, the Parties agree that certain risks relating to the Reinsured Liabilities shall be hedged in accordance with the procedures, terms and conditions described on Schedule XII, and the parties shall perform their respective obligations set forth in Schedule XII; provided, however, that solely with respect to the Ceding Company’s obligations set forth in Section III(b) of Schedule XII, if the Ceding Company fails to perform such obligations in accordance with the terms set forth therein, the Ceding Company shall promptly restore the Reinsurer to the position it would have occupied had the Ceding Company performed such obligations in accordance with such terms (it being agreed that the Reinsurer shall remain responsible (to the extent not already paid or reimbursed by the Reinsurer) for its share of the cost of the Index Option that would have been purchased absent the Ceding Company’s failure to comply with such provision and that the Ceding Company shall be liable for the additional cost (and shall realize any benefit) resulting from the new Index Option relative to the Index Option that would have been purchased had the original Index Option been purchased without error), and such restoration shall be the Reinsurer’s sole remedy for such failure to perform by the Ceding Company; provided, further, that the Reinsurer shall be deemed to have waived its rights set forth in the preceding proviso with respect to any Index Option if the Reinsurer shall not have notified the Ceding Company of such failure within five (5) Business Days following delivery to the Reinsurer of the trade ticket relating to such Index Option in accordance with Schedule XII.

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ARTICLE XI
TERM AND TERMINATION
Section 11.01    Duration of Agreement. This Agreement shall continue in force until such time as the Ceding Company has no further liabilities or obligations with respect to the Reinsured Liabilities.
Section 11.02    Termination as to New Reinsured Policies.
(a)    Either party may, in its sole discretion, terminate this Agreement as to the reinsurance of all new policies by providing one hundred eighty (180) days’ prior written notice to the other party.
(b)    Subject to the termination provisions described in Section 11.03 and the payment of Reinsurance Premiums pursuant to Section 7.03 hereof, all then in-force Reinsured Policies will remain Reinsured Policies until the expiration thereof. During the notification period set forth in Section 11.02(a), the Ceding Company will continue to cede, and the Reinsurer will continue to reinsure, new policies covered under the terms of this Agreement. Termination of new business pursuant to Section 11.02(a) shall not affect the reinsurance or administration of in-force Reinsured Policies subject to and in accordance with all of the terms and conditions of this Agreement.
Section 11.03    Recapture.
(a)    Neither party shall be permitted to cause a recapture of the Reinsured Policies except in accordance with this Section 11.03. Neither party shall be permitted to cause a partial recapture of the Reinsured Policies pursuant to this Section 11.03.
(b)    Recapture for Non-Payment. The Reinsurer may cause this Agreement to be terminated and the Reinsured Policies to be recaptured in full if the Ceding Company fails to pay any undisputed amounts due under this Agreement within thirty (30) calendar days following written notice of non-payment from the Reinsurer (a “Non-Payment Event”); provided, that reinsurance that is terminated due to a Non-Payment Event may be reinstated by the Ceding Company, subject to the Reinsurer’s written approval, within thirty (30) calendar days of the date of the proposed Recapture Effective Date, and upon payment of all amounts in arrears including any interest accrued thereon.
(c)    Recapture by Ceding Company. The Ceding Company may terminate this Agreement and recapture all of the Reinsured Policies in the event (each, a “Triggering Event”):
(i)    the Reinsurer has (A) failed to fund the Funds Withheld Account or Trust Account as required by this Agreement, other than as to amounts subject to a good faith dispute, and such breach has not been cured within ten (10) Business Days after notice of such breach from the Ceding Company, (B) failed to pay any amount required to be paid by the Reinsurer to the Ceding Company under Section 7.03(a)(ii), other than as to amounts subject to a good faith dispute, and such breach has not been cured within ten (10) Business Days after notice of such breach from the Ceding Company, (C) failed to pay any amount required to be paid by the Reinsurer to the Ceding Company under Section 5.01 and Schedule XV, and such breach has not been cured within ten (10) Business Days after notice of such breach from the Ceding Company, or (D) failed to comply with Section 16.04(f) within five (5) calendar days after notice of such non-compliance from the Ceding Company.

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(ii)    the Reinsurer becomes insolvent (as set forth in Article XIV) or becomes subject to a bankruptcy, conservation, rehabilitation, reorganization or comparable proceeding (regardless of whether any such proceeding is involuntary or voluntary) by promptly providing the Reinsurer or its Authorized Representative with written notice of recapture, to be effective as of the date on which the Reinsurer’s insolvency is established by the authority responsible for such determination. Any requirement for a notification period prior to the termination of this Agreement shall not apply under such circumstances;
(iii)    to the extent required by applicable Law or Ceding Company SAP, the Ceding Company is unable to take Reserve Credit and the Reinsurer has not, within thirty (30) calendar days after the Reinsurer’s receipt of notice of such event (or, if less, prior to the end of the calendar quarter during which such event occurred), taken all steps necessary in order for the Ceding Company to take such Reserve Credit;
(iv)    the Reinsurer’s BSCR Ratio, as calculated pursuant to this Agreement, as of any quarter end is less than [*] and remains below that level for thirty (30) calendar days; or
(v)    the Reinsurer has materially breached or, as applicable, has failed to cause the Investment Manager or any sub-investment manager, sub-advisor, attorney-in-fact, assignee or agent (to the extent retained specifically for purposes of the transactions under the Investment Management Agreement) (including, without limitation, Conning, Inc. and its Affiliates) to cure a material breach of (A) the Investment Management Agreement or (B) the Investment Guidelines (including a material breach of any cure plan or remediation plan agreed to or required by the Ceding Company for a Breach (as defined in the Investment Guidelines) in accordance with the terms of the Investment Guidelines), in the case of each of clauses (A) and (B) that has not been cured within twenty (20) calendar days after notice of such breach from the Ceding Company.
(d)    In the event the Ceding Company desires to terminate the Investment Management Agreement pursuant to Section 9(a)(ii)(D) thereof, it shall be obligated to deliver a notice of recapture to the Reinsurer pursuant to Section 11.03(c)(v) concurrently with delivery of notice of termination under the Investment Management Agreement, provided that (i) such recapture shall not become effective unless (x) the Reinsurer has failed to propose a replacement investment manager within the Replacement IM Proposal Period and the Ceding Company elects to recapture in accordance with Section 8.03(e), (y) following the Reinsurer’s proposal of a replacement investment manager within the Replacement IM Proposal Period, the Parties have failed to agree upon a replacement investment manager prior to the expiration of the Replacement IM Review Period in accordance with Section 8.03(e), (ii) such recapture notice shall be deemed automatically rescinded and voided if the Parties have agreed upon a replacement investment manager prior to the expiration of the Replacement IM Review Period in accordance with Section 8.03(e).
(e)    Any written notice of recapture delivered pursuant to Section 11.03(b) or Section 11.03(c) shall set forth the proposed Recapture Effective Date, and the applicable party shall not be permitted to deliver such notice of recapture if the Non-Payment Event or Triggering Event (as applicable) shall have been cured prior to the delivery of such notice.
Section 11.04    Recapture Payment.
(a)    In the event the Reinsured Policies are recaptured in full (including if this Agreement is rejected by any liquidator, receiver, rehabilitator, trustee or similar Person acting

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on behalf of the Ceding Company (a “Receiver”)), a net accounting and settlement as to any balance due under this Agreement shall be undertaken by the Ceding Company in accordance with Article VII, which calculations shall be as of the Recapture Effective Date. Within twenty (20) Business Days following the Recapture Effective Date, the Ceding Company shall deliver to the Reinsurer a final Monthly Accounting Report setting forth the final Monthly Net Settlement Amount and final Funds Withheld Adjustment as of the Recapture Effective Date (collectively, the “Terminal Accounting Report”). The final Monthly Net Settlement Amount and final Funds Withheld Adjustment set forth in such Terminal Accounting Report shall be paid in accordance with Section 7.03. Following the settlement between the parties as set forth in the Terminal Accounting Report, the assets in the Funds Withheld Account (including the Contract Loan Balance) shall be retained by the Ceding Company (including for the avoidance of doubt, the IMR), and the Funds Withheld Account shall be terminated. In addition, in the event of recapture by the Ceding Company pursuant to clause (A) or (B) of Section 11.03(c)(i), at the election of the Ceding Company in its sole discretion, the Reinsurer shall, within twenty (20) Business Days following the Recapture Effective Date, pay to the Ceding Company the Recapture Fee, if any, as of the Recapture Effective Date by wire transfer of immediately available funds, in which case the Reinsurer’s payment of such Recapture Fee shall constitute a complete and final release of all obligations and liabilities, whether known or unknown, of the Reinsurer to the Ceding Company under this Agreement. In the event the Reinsurer fails to pay any such amounts owed by the Reinsurer to the Ceding Company under this Section 11.04 by the date contemplated herein, the Ceding Company shall be entitled to withdraw assets from the Trust Account with an aggregate Fair Market Value equal to such unpaid obligation.
(b)    Except as set forth in Section 11.04(a) with respect to payment of the Recapture Fee to the extent elected by the Ceding Company, either party’s right to terminate and recapture the reinsurance provided hereunder pursuant to Section 11.03 shall not prejudice its right to collect amounts and payments owed to it hereunder including, without limitation, applicable interest as specified in Section 18.02, for the period during which such reinsurance was in force, through and including any notice period and on account of Losses arising from breaches or violations of this Agreement prior to the Recapture Effective Date subject to the other terms, conditions and limitations of this Agreement. For the avoidance of doubt and without limitation of the immediately preceding sentence, to the extent the Reinsurer shall have failed to pay any amount required to be paid by the Reinsurer to the Ceding Company under Section 5.01 and Schedule XV on any due date therefor (as set forth in Schedule XV) arising prior to the Recapture Effective Date, the Reinsurer shall continue to be liable for such amount notwithstanding such termination and recapture of this Agreement, it being understood that in the event of such termination and recapture of this Agreement the Reinsurer shall have no liability for and shall not be required to pay (whether at the time of such recapture or termination or any time thereafter) to the Ceding Company any amount due under Section 5.01 and Schedule XV that was scheduled to be paid at any time after the Recapture Effective Date. Notwithstanding anything contained in this Agreement or this Section 11.04(b) to the contrary (but without limitation of the immediately preceding sentence), and for the avoidance of doubt, it is further acknowledged and agreed that in the event this Agreement is terminated as to the reinsurance of all new policies pursuant to Section 11.02(a), the Reinsurer shall continue to be liable for any amount required to be paid by the Reinsurer to the Ceding Company under Section 5.01 and Schedule XV without diminution, regardless of whether such amount is scheduled to paid prior to, on or after the effective date of such termination.
Section 11.05    Survival. Subject to the provisions of Section 16.05 and Article XVII, all provisions of this Agreement shall survive any termination and recapture of the Reinsured Policies pursuant to Section 11.03 to the extent necessary to carry out the purpose of this Agreement. (including, for this purpose and without limitation, Section 5.01 and Schedule XV (but subject to the limitations set forth in the second sentence of Section 11.04(b)).

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ARTICLE XII
ERRORS AND OMISSIONS
Section 12.01    Errors and Omissions. Any unintentional or accidental failure to comply with the terms of this Agreement which can be shown to be the result of an oversight or clerical error relating to the administration of reinsurance by either party will not constitute a breach of this Agreement. Upon discovery, the error will be promptly corrected so that both parties are restored to the position they would have occupied had the oversight or clerical error not occurred. In the event a payment is corrected, the party receiving the payment shall be entitled to interest determined in accordance with Section 18.02. Should it not be possible to restore both parties to such position, the party responsible for the oversight or clerical error shall be responsible for any resulting liabilities and expenses.
ARTICLE XIII
DISPUTE RESOLUTION
Section 13.01    Negotiation.
(a)    Except for disputes arising under Section 3.01 (which will be resolved in accordance with the terms thereof), within fifteen (15) calendar days after the Reinsurer or the Ceding Company has given the other party written notification of a specific dispute arising out of or relating to this Agreement, each party shall appoint a designated officer of its company to attempt to resolve such dispute. The officers will meet at a mutually agreeable time and location as soon as reasonably possible and as often as reasonably necessary in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. Any such meetings may be held by telephone or video conference. The officers will discuss the matter in dispute and will negotiate in good faith without the necessity of formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The specific format for such discussions will be decided by the designated officers.
(b)    If the officers cannot resolve the dispute within thirty (30) calendar days of their first meeting, the dispute will be submitted to formal arbitration pursuant to Section 13.02 or Section 13.03, as applicable, unless the parties agree in writing to extend the negotiation period for an additional thirty (30) calendar days.
Section 13.02    Arbitration.
(a)    It is the intention of the Reinsurer and the Ceding Company that, with respect to disputes subject to this Section 13.02, the customs and practices of the life insurance and life reinsurance industry will be given full effect in the operation and interpretation of this Agreement. If the Reinsurer and the Ceding Company cannot mutually resolve a dispute that arises out of or relates to this Agreement (including the formation, validity, interpretation, performance, arbitrability of any dispute or issue, or breach of this Agreement (but excluding any dispute (i) arising under Section 3.01, which shall be resolved in accordance with the terms thereof, or (ii) any dispute between the parties with respect to any computation or amount in a Monthly Accounting Report or the Terminal Accounting Report, which shall be resolved in accordance with the terms of Section 13.03) and the dispute cannot be resolved through the negotiation process set forth in Section 13.01, then the dispute will be finally settled by arbitration in accordance with the provisions of this Section 13.02.
(b)    To initiate arbitration, either the Ceding Company or the Reinsurer shall notify the other party in writing, transmitted by certified mail, overnight delivery service with

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tracking capability, or electronic mail if agreed by the parties, of its desire to arbitrate, stating the nature of the dispute and the remedy sought.
(c)    Any arbitration pursuant to this Section 13.02 will be conducted before a panel of three (3) arbitrators who will be current or former officers of life insurance or life reinsurance companies other than the parties to this Agreement, their Affiliates or subsidiaries; provided, that such current or former officials shall not have a financial interest in the outcome of the dispute. Each of the parties will appoint one arbitrator and the two (2) so appointed will select the third arbitrator who shall be independent and impartial. If either party refuses or fails to appoint an arbitrator within thirty (30) calendar days after the other party has given written notice to such party of its arbitrator appointment, the party that has given notice may appoint the second arbitrator. If the two (2) arbitrators do not agree on a third arbitrator within thirty (30) calendar days of the appointment of the second arbitrator, then the third arbitrator shall be selected by the ARIAS-U.S. Umpire Selection Procedure (available at www.ARIAS-US.org), subject to the arbitrator qualification requirements of this paragraph.
(d)    Each arbitration hearing initiated under this Agreement will be held on the date set by the arbitrators at a mutually agreed upon location; if the parties are unable to agree, the hearing(s) will take place in Austin, Texas. As soon as possible, the arbitrators will establish arbitration procedures as warranted by the facts and issues of the particular case. The substantive law to be applied by the arbitrators is set forth in Section 18.17, and the arbitration and this Section 13.02 shall also be subject to Title 9 (Arbitration) of the United States Code.
(e)    The arbitrators will base their decision on the terms and conditions of this Agreement and, to the extent not in conflict with this Agreement, the customs and practices of the life insurance and life reinsurance industries rather than on strict interpretation of the law. The panel may issue orders for preliminary, interim or injunctive relief upon a showing of good cause, including pre-award security. Either party also may, without waiving any remedy under this agreement, seek from any Texas federal or State court any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitration panel (or pending the arbitration panel’s determination of the merits of the controversy). The decision of the arbitrators will be made by majority rule and will be final and binding on both parties. Subject to Section 13.02(f), the arbitrators shall enter an award which shall do justice between the parties and the award shall be supported by a reasoned opinion. The parties agree that the federal courts in the State of Texas, or the State courts of such State, shall have jurisdiction to hear any matter relating to compelling arbitration and that a judgment on any award rendered in such arbitration may be entered and enforced in such Texas federal or State courts. The parties hereby consent and agree to submit to the jurisdiction of Texas federal and state courts, and each party hereby waives, to the fullest extent permitted by Applicable Law, any objection it may now or hereafter have to the laying of such venue, or any claim that a proceeding has been brought in an inconvenient forum. In addition, the Ceding Company and the Reinsurer hereby consent to service of process out of such courts at the addresses set forth in Section 18.06.
(f)    The arbitrators may, in their discretion, award to the prevailing party, if any, as determined by the arbitrators, its reasonable costs and fees. Unless the arbitrators decide otherwise, each party shall bear the expense of its own arbitration activities, including its appointed arbitrator and any outside attorney and witness fees. The parties shall jointly bear the expense of the third arbitrator.
Section 13.03    Expert Dispute Resolution Process.
(a)    In the event a dispute arises between the parties with respect to any computation or amount in a Monthly Accounting Report or the Terminal Accounting Report that

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is not resolved by the parties pursuant to Section 13.01, the parties shall refer the dispute to the Independent Accountant to make a determination with respect to all matters in dispute, and each of the parties shall prepare written reports of such items or items remaining in dispute and refer such reports to the Independent Accountant within ten (10) Business Days after the expiration of the thirty (30) day period (or such longer period as mutually agreed by the parties) contemplated under Section 13.01(b).
(b)    The Independent Accountant shall resolve the dispute regarding such item or items within thirty (30) days following his or her engagement by the parties; provided, however, that the dollar amount of each amount in dispute will be determined within the range of dollar amounts proposed by the parties. The determinations by the Independent Accountant as to the items in dispute shall (i) be based on presentations and written submissions by the Ceding Company and the Reinsurer to the Independent Accountant and not by independent review, and (ii) be in writing and set forth in reasonable detail the basis for the Independent Accountant’s final determination of any disputed amount or item based on actuarial standards of practices, the terms of this Agreement and the Reinsured Policies, and consistent with Ceding Company SAP. Absent manifest error, such determinations by the Independent Accountant shall be conclusive and binding upon the parties as if such determination had been embodied in a final and binding arbitral award, and any party may petition a court having jurisdiction over the parties and subject matter to confirm such determination to final judgment or to vacate such determination pursuant to the Federal Arbitration Act. The Ceding Company and the Reinsurer shall each bear one half of the fees and expenses of the Independent Accountant. The parties agree that the Independent Accountant shall have no authority to impose any punitive, exemplary or consequential damage awards on either of the parties hereto.
Section 13.04    Waiver of Trial by Jury. THE REINSURER AND THE CEDING COMPANY HEREBY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT.
ARTICLE XIV
INSOLVENCY
Section 14.01    Insolvency.
(a)    A party to this Agreement will be deemed “insolvent” when it:
(i)    applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor (the “Authorized Representative”) of its properties or assets;
(ii)    is adjudicated as bankrupt or insolvent;
(iii)    files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors or takes advantage of any bankruptcy, dissolution, liquidation, rehabilitation, conservation or similar Law;
(iv)    becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party’s domicile;
(v)    makes a general assignment for the benefit of creditors;
(vi)    states that it is unable to pay, or shall be unable to pay, its debts generally as they become due;

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(vii)    by any act or failure to act, consents to, approves of or acquiesces to any of the foregoing; or
(viii)    takes any corporate action for the purpose of effecting any of the foregoing items (i) through (vii).
(b)    In the event of the insolvency of either party, the rights or remedies of this Agreement will remain in full force and effect.
(c)    Insolvency of the Ceding Company. In the event of the insolvency of the Ceding Company:
(i)    Except as otherwise provided in Section 10-3-531(2) of the Colorado Insurance Code, the reinsurance provided under this Agreement will be payable by the Reinsurer directly to the Ceding Company or its Authorized Representative, without diminution as a result of such insolvency, on the basis of the reported claims allowed against the Ceding Company by the liquidation court.
(ii)    The Ceding Company or its Authorized Representative shall notify the Reinsurer in writing of all pending claims against the Ceding Company on any Reinsured Policies within a reasonable time after filing in the insolvency proceedings. While a claim is pending, the Reinsurer may investigate such claim and intervene, at its own expense, in the proceedings where the claim is to be adjudicated, and assert any defense or defenses which it may deem available to the Ceding Company or its Authorized Representative.
(iii)    The expense incurred by the Reinsurer shall be chargeable, subject to court approval, against the Ceding Company as part of the expense of its liquidation, to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.
ARTICLE XV
TAXES
Section 15.01    Taxes. No taxes, allowances, or other expenses will be paid by the Reinsurer to the Ceding Company for any Reinsured Policy, except as specifically referred to in this Agreement.
Section 15.02    Excise Tax. In the event that any excise tax is due with respect to any amounts payable by the Ceding Company to the Reinsurer under this Agreement, the Ceding Company shall calculate, determine and pay the entire amount of such excise tax. The Reinsurer shall reimburse the Ceding Company for 100% of any such excise tax paid by the Ceding Company in accordance with Section 7.03. The Reinsurer shall be entitled to all refunds of excise taxes and the Ceding Company shall promptly pay any such amounts (net of any reasonable out-of-pocket expenses incurred by the Ceding Company or its Affiliates in connection with obtaining such refund) to the Reinsurer to the extent such amounts are received by or credited to the Ceding Company or any of its Affiliates. The Ceding Company and its Affiliates shall use commercially reasonable efforts, at the Reinsurer’s request, to obtain any refund of excise tax, and the Reinsurer shall provide the Ceding Company with such information and cooperation as the Ceding Company reasonably requests in connection with obtaining any such refund or credit.
Section 15.03    FATCA. Upon reasonable request, the Ceding Company and the Reinsurer shall each provide the other party with any documentation it is legally entitled to

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provide that is reasonably required to satisfy withholding tax reporting obligations and other information as may be necessary to meet Internal Revenue Service or other tax filing requirements. Without limiting the foregoing, each of the Reinsurer and the Ceding Company agrees to provide to the other party to this agreement with all information necessary for the Reinsurer or the Ceding Company (as the case may be) to comply with the Foreign Account Tax Compliance Act (“FATCA”) consistent with Sections 1471–1474 of the Code and any Treasury Regulations or other guidance issued pursuant thereto, including, without limitation, as applicable, Forms W-9, Forms W-8BEN-E, and any information necessary for the Reinsurer or the Ceding Company (as the case may be) to enter into an agreement described in Section 1471(b) of the Code, to comply with the terms of that agreement or to comply with the terms of any inter-governmental agreement between the U.S. and any other jurisdiction relating to FATCA. Such information shall be provided promptly upon reasonable request by either party to this Agreement and promptly upon learning that any such information previously provided has become obsolete or incorrect. Each party to this Agreement agrees that if it fails to supply such information on a timely basis, the other party may withhold up to 30% of the amount(s) it owes under the Agreement as may be necessary to comply with the provisions of FATCA.
ARTICLE XVI
REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 16.01    Representations and Warranties of the Ceding Company. The Ceding Company hereby represents and warrants to the Reinsurer, as of the Effective Time and as of the Closing Date (unless specifically noted herein), as follows:
(a)    Organization and Qualification. The Ceding Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Colorado and has all requisite corporate power and authority to operate its business as now conducted, and is duly qualified as a foreign corporation to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for failures to be so qualified or be in good standing that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the Ceding Company’s ability to perform its obligations under this Agreement.
(b)    Authorization. The Ceding Company has all requisite corporate power to enter into, consummate the transactions contemplated by, and carry out its obligations under, this Agreement and the Related Agreements. The execution and delivery by the Ceding Company of this Agreement and the Related Agreements and the consummation by the Ceding Company of the transactions contemplated by, and the performance by the Ceding Company of its obligations under, this Agreement and the Related Agreements have been duly authorized by all requisite corporate action on the part of the Ceding Company. Each of this Agreement and the Related Agreements has been duly executed and delivered by the Ceding Company, and (assuming due authorization, execution and delivery by the Reinsurer and any other party thereto) each of this Agreement and the Related Agreements constitutes the legal, valid and binding obligation of the Ceding Company, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Laws relating to or affecting creditors’ rights generally.
(c)    No Conflict. The execution, delivery and performance by the Ceding Company of, and the consummation by the Ceding Company of the transactions contemplated by, this Agreement and the Related Agreements do not and will not (i) violate or conflict with the organizational documents of the Ceding Company, (ii) conflict with or violate any Law or Permit of any Governmental Entity applicable to the Ceding Company or by which it or its properties or assets is bound or subject or (iii) result in any breach of, or constitute a default (or

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event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration or cancellation of, any agreement, lease, note, bond, loan or credit agreement, mortgage, indenture or other instrument, obligation or contract of any kind to which the Ceding Company or any of its subsidiaries is a party or by which the Ceding Company or any of its subsidiaries or any of their respective properties or assets is bound or affected, except, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, loss of contractual benefits, defaults or rights that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the Ceding Company’s ability to perform its obligations under this Agreement and the Related Agreements.
(d)    Solvency. The Ceding Company is Solvent on a statutory basis immediately after giving effect to this Agreement. For the purposes of this Section 16.01(d), “Solvent” means that: (i) the aggregate assets of the Ceding Company are greater than the aggregate liabilities of the Ceding Company, in each case determined in accordance with Ceding Company SAP; (ii) the Ceding Company does not intend to, and does not believe that it will, incur debts or other liabilities beyond its ability to pay such debts and other liabilities as they come due; and (iii) the Ceding Company is not engaged in a business or transaction, and does not contemplate engaging in a business or transaction, for which the Ceding Company’s assets would constitute unreasonably insufficient capital.
(e)    Governmental Licenses and Consents.
(i)    The Ceding Company has all Permits necessary to conduct its business as currently conducted and execute and deliver, and perform its obligations under, this Agreement and the Related Agreements, except in such cases where the failure to have a Permit has not had and would not reasonably be expected to have a material adverse effect on the Ceding Company’s ability to perform its obligations under this Agreement and the Related Agreements. All Permits that are material to the conduct of the Ceding Company’s business are valid and in full force and effect. The Ceding Company is not subject to any pending Action or, to the knowledge of the Ceding Company, any threatened Action that seeks the revocation, suspension, termination, modification or impairment of any Permit that, if successful, would reasonably be expected to have, or with the passage of time become, a material adverse effect on the Ceding Company’s ability to perform its obligations under this Agreement and the Related Agreements.
(ii)    None of the execution and delivery of this Agreement and the Related Agreements by the Ceding Company or the consummation by the Ceding Company of the transactions contemplated hereby and thereby or compliance by the Ceding Company with or fulfillment by the Ceding Company of the terms, conditions and provisions hereof and thereof will require the consent of any Governmental Entity.
(f)    Accuracy of Data. The Ceding Company acknowledges that, at the Reinsurer’s request, it has provided the Reinsurer with the data described in Schedule X prior to the Closing Date. All data and factual information described in Schedule X was complete and accurate in all material respects as of the date the document containing the information was prepared; provided that the Ceding Company makes no representation or warranty with respect to any projections or forecasts therein other than that the model(s) and assumptions on the basis of which such projections and forecasts were prepared are (A) reasonable and (B) were prepared in good faith and in accordance with sound actuarial principles. The Ceding Company has not become aware, since the respective date on which such documents were prepared, of any omissions, errors or discrepancies that would materially affect such information as of such date. For the avoidance of doubt, nothing in this Section 16.01(f) shall be construed as a warranty by

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the Ceding Company to the Reinsurer with respect to the future experience of the Reinsured Policies or the associated liabilities.
(g)    Policy Forms. The Ceding Company has provided the Reinsurer true and correct copies of all of the policy forms, riders and endorsements pertaining to the Reinsured Policies, as filed with or approved by all of the applicable insurance regulatory authorities to the extent such filing or approval is required by applicable Law, subject to (i) any state variations with respect thereto, and (ii) any exceptions as described on Schedule XIII.
(h)    Financial Statements. The Ceding Company has previously made available to the Reinsurer (A) the annual audited statutory financial statements of the Ceding Company as filed with the applicable insurance regulatory authorities for the year ended December 31, 2020, (B) the unaudited statutory financial statements of the Ceding Company for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 and (C) the statutory annual statement of the Ceding Company filed with its domiciliary insurance regulator for the years ended December 31, 2021 and December 31, 2020 ((A), (B) and (C) collectively, the “SAP Statements”). Subject to the notes thereto, each SAP Statement has been prepared in all material respects in accordance with Ceding Company SAP, consistently applied throughout all such periods, subject, in the case of the unaudited statutory financial statements, to normal and recurring year-end adjustments, and fairly presents, in all material respects, the statutory financial condition and results of operations of the Ceding Company as at the dates and for the periods indicated therein.
(i)    Tax Treatment. Each Reinsured Policy comprising the In-Force Block provides, and since the date of issuance or subsequent modification has provided, the purchaser, policyholder, account holder, other holder or intended beneficiary thereof with tax treatment under the Code, and the regulations promulgated thereunder that is, in all material respects, not less favorable than the tax treatment that was purported to apply in written materials provided by the issuer of such Reinsured Policy at the time of issuance or subsequent modification.
(j)    Non-Guaranteed Elements. Prior to the Effective Time, the Ceding Company has not prepared or relied on a written policy for Non-Guaranteed Elements with respect to the Reinsured Policies comprising the In-Force Block. Schedule XIV hereto describes the process by which the Ceding Company will determine the Non-Guaranteed Elements for the In-Force Block at each renewal period after the Effective Time and for Reinsured Policies other than those included in the In-Force Block.
(k)    Administration. The Ceding Company has administered and provided contractholder and claims servicing with respect to the Reinsured Policies comprising the In-Force Block since their respective dates of issuance in a manner consistent in all material respects with the terms of the Reinsured Policies and applicable Law.
(l)    Compliance with Applicable Law. The Ceding Company has not received any notice from any Governmental Entity alleging any violation of any applicable Law that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Reinsured Policies or the Ceding Company’s ability to satisfy its obligations under this Agreement and the Related Agreements. The Ceding Company has filed all material reports, registrations, filings or submissions required to be filed with any Governmental Entity with respect to the Reinsured Policies or the Ceding Company’s ability to satisfy its obligations under this Agreement and the Related Agreements except where the failure to file such reports, registrations, filings or submissions would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Reinsured Policies or the Ceding Company’s ability to satisfy its obligations under this Agreement and the Related Agreements. All such reports, registrations, filings or submissions were in compliance in all material respects with

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applicable Law when filed or as amended or supplemented, and no material deficiencies have been asserted by any such Governmental Entity with respect to such registrations, filings or submissions that have not been satisfied or resolved, except in each case as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Reinsured Policies or the Ceding Company’s ability to satisfy its obligations under this Agreement and the Related Agreements.
(m)    Absence of Litigation and Investigations. There are no Actions (other than claims under the Reinsured Policies within applicable policy limits) pending or, to the knowledge of the Ceding Company, threatened against the Ceding Company with respect to the Reinsured Policies that would reasonably be expected to have a material adverse effect on the Reinsured Policies or the Ceding Company’s ability to satisfy its obligations hereunder and under the Related Agreements. There is no outstanding order, decree (including a consent decree), judgment, writ, injunction, directive, decision, award, stipulation, or ruling by or with any Governmental Entity, arbitrator or arbitration board with respect to the Reinsured Policies binding upon the Ceding Company, except as would not reasonably be expected to have a material adverse effect on the Reinsured Policies or the Ceding Company’s ability to satisfy its obligations under this Agreement and under the Related Agreements. There is no investigation or proceeding pending or, to the knowledge of the Ceding Company, threatened by, any Governmental Entity, against the Ceding Company or any Representative thereof with respect to the Reinsured Policies, except as would not reasonably be expected to have a material adverse effect on the Reinsured Policies or the Ceding Company’s ability to satisfy its obligations under this Agreement and under the Related Agreements.
(n)    No Actuarial Report. As of the Closing Date, there has been no actuarial reports prepared by external actuaries with respect to the Reinsured Policies or any reports by internal actuaries prepared specifically in respect of the Reinsured Policies constituting the In-Force Block considered in its entirety. For the avoidance of doubt, no document, report or other information listed on Schedule X shall be deemed an “actuarial report” for purposes of this Section 16.01(n).
Section 16.02    Covenants of the Ceding Company.
(a)    Investigations. To the extent permitted by applicable Law, the Ceding Company shall promptly notify the Reinsurer in writing of material investigations of the Ceding Company conducted by any Governmental Entity commencing after the date hereof, other than (i) state insurance department examinations, investigations, proceedings or inquiries that do not specifically relate to the business reinsured pursuant to this Agreement, or (ii) such examinations, investigations, proceedings or inquiries that would not reasonably be expected to adversely affect the performance by the Ceding Company of its obligations under this Agreement and the Related Agreements; provided, that the Ceding Company may withhold any notice otherwise required to be delivered pursuant to this Section 16.02(a) to the extent that the delivery thereof to the Reinsurer would result in a waiver of the attorney-client privilege, the work-product doctrine or any other applicable legal privilege or similar doctrine.
(b)    Statutory Accounting Principles. The Ceding Company shall prepare its financial statements as required by, and in accordance with Ceding Company SAP.
(c)    Existence; Conduct of Business. The Ceding Company shall do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, Permits and privileges material to the conduct of its business.
(d)    Compliance with Law. The Ceding Company shall comply with all Laws applicable to, and all Permits issued by any Governmental Entity to, the Ceding Company or by

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which it or its properties or assets is bound or subject, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Ceding Company’s ability to perform its obligations, or on the Reinsurer’s rights or obligations, under this Agreement and the Related Agreements.
(e)    Restriction on Liens. The Ceding Company shall not create, incur, assume or suffer to exist any liens on the assets in the Funds Withheld Account or on any interest therein or the proceeds thereof.
(f)    Governmental Notices. The Ceding Company shall provide the Reinsurer, within ten (10) Business Days after receipt thereof, copies of any written notice or report from any Governmental Entity directly relating to the reinsurance hereunder.
Section 16.03    Representations and Warranties of the Reinsurer. The Reinsurer hereby represents and warrants to the Ceding Company, as of the Effective Time and as of the Closing Date (unless specifically noted herein), as follows:
(a)    Organization and Qualification. The Reinsurer is a corporation duly incorporated, validly existing and in good standing under the Laws of Bermuda and has all requisite corporate power and authority to operate its business as now conducted, and is duly qualified as a foreign corporation to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for failures to be so qualified or be in good standing that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement.
(b)    Authorization. The Reinsurer has all requisite corporate power to enter into, consummate the transactions contemplated by and carry out its obligations under, this Agreement and the Trust Agreement. The execution and delivery by the Reinsurer of this Agreement, and the consummation by the Reinsurer of the transactions contemplated by, and the performance by the Reinsurer of its obligations under, this Agreement and the Trust Agreement have been duly authorized by all requisite corporate action on the part of the Reinsurer. Each of this Agreement and the Trust Agreement has been duly executed and delivered by the Reinsurer, and (assuming due authorization, execution and delivery by the Ceding Company and any other party thereto) each of this Agreement and the Trust Agreement constitutes the legal, valid and binding obligation of the Reinsurer, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Laws relating to or affecting creditors’ rights generally.
(c)    No Conflict. The execution, delivery and performance by the Reinsurer of, and the consummation by the Reinsurer of the transactions contemplated by, this Agreement and the Trust Agreement do not and will not (i) violate or conflict with the organizational documents of the Reinsurer, (ii) conflict with or violate any Law or Permit of any Governmental Entity applicable to the Reinsurer or by which it or its properties or assets is bound or subject, or (iii) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration or cancellation of, any agreement, lease, note, bond, loan or credit agreement, mortgage, indenture or other instrument, obligation or contract of any kind to which the Reinsurer or any of its subsidiaries is a party or by which the Reinsurer or any of its subsidiaries or any of their respective properties or assets is bound or affected, except, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, loss of contractual benefits, defaults or rights that, individually or in the aggregate, do not have, and would not reasonably be

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expected to have, a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement and the Trust Agreement.
(d)    Solvency. The Reinsurer is Solvent on a statutory basis immediately after giving effect to this Agreement. For purposes of this Section 16.03(d), “Solvent” means that: (i) the aggregate assets of the Reinsurer are greater than the aggregate liabilities of the Reinsurer, in each case, determined in accordance with applicable Bermuda Law; (ii) the Reinsurer does not intend to, and does not believe that it will, incur debts or other liabilities beyond its ability to pay such debts and other liabilities as they come due; and (iii) the Reinsurer is not engaged in a business or transaction, and does not contemplate engaging in a business or transaction, for which the Reinsurer’s assets would constitute unreasonably insufficient capital.
(e)    Governmental Licenses and Consents.
(i)    The Reinsurer has all Permits necessary to conduct its business as currently conducted and execute and deliver, and perform its obligations under, this Agreement and the Trust Agreement, except in such cases where the failure to have a Permit has not had and would not reasonably be expected to have a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement and the Trust Agreement. All Permits that are material to the conduct of the Reinsurer’s business are valid and in full force and effect. The Reinsurer is not subject to any pending Action or, to the knowledge of the Reinsurer, any threatened Action that seeks the revocation, suspension, termination, modification or impairment of any Permit that, if successful, would reasonably be expected to have, or with the passage of time become, a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement and the Trust Agreement.
(ii)    None of the execution and delivery of this Agreement and the Trust Agreement by the Reinsurer or the consummation by the Reinsurer of the transactions contemplated hereby and thereby or compliance by the Reinsurer with or fulfillment by the Reinsurer of the terms, conditions and provisions hereof and thereof will require the consent of any Governmental Entity.
(f)    Absence of Litigation and Investigations. There are no Actions pending or, to the knowledge of the Reinsurer, threatened against the Reinsurer or any Representative thereof that would reasonably be expected to have a material adverse effect on the Reinsurer’s ability to satisfy its obligations under this Agreement and under the Related Agreements. There is no outstanding order, decree (including a consent decree), judgment, writ, injunction, directive, decision, stipulation or ruling by any Governmental Entity, arbitrator or arbitration board binding upon the Reinsurer or any Representative thereof, except as would not reasonably be expected to have a material adverse effect on the Reinsurer’s ability to satisfy its obligations under this Agreement and under the Related Agreements. [*]
Section 16.04    Covenants of the Reinsurer.
(a)    Investigations. To the extent permitted by applicable Law, the Reinsurer shall promptly notify the Ceding Company in writing of material investigations of the Reinsurer conducted by any Governmental Entity commencing after the date hereof, other than (i) state insurance department examinations, investigations, proceedings or inquiries that do not specifically relate to the business reinsured pursuant to this Agreement, or (ii) such examinations, investigations, proceedings or inquiries that would not reasonably be expected to adversely affect the performance by the Reinsurer of its obligations under this Agreement and the Trust Agreement; provided, that the Reinsurer may withhold any notice otherwise required to be delivered pursuant to this Section 16.04(a) to the extent that the delivery thereof to the Ceding

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Company would result in a waiver of the attorney-client privilege, the work-product doctrine or any other applicable legal privilege or similar doctrine.
(b)    Statutory Accounting Principles. The Reinsurer shall prepare its financial statements as required by, and in accordance with the statutory accounting and actuarial principles and practices prescribed or permitted with respect to Bermuda-domiciled life reinsurance companies by the Bermuda Monetary Authority applicable to Bermuda long-term Class E insurance companies.
(c)    Existence; Conduct of Business; Status. The Reinsurer shall do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, Permits and privileges material to the conduct of its business. The Reinsurer shall promptly notify the Ceding Company if it intends to become a U.S. taxpayer, be subject to tax under Subchapter L of Chapter 1 of the Code or implement other structural changes in respect of its entity form. In connection therewith, the Reinsurer shall cooperate with the Ceding Company to amend this Agreement as necessary as reasonably determined by the Ceding Company and to ensure that the Ceding Company’s rights and risks are not changed.
(d)    Compliance with Law. The Reinsurer shall comply with all Laws applicable to, and all Permits issued by any Governmental Entity to, the Reinsurer or by which it or its properties or assets is bound or subject, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Reinsurer’s ability to perform its obligations, or on the Ceding Company’s rights or obligations, under this Agreement and the Trust Agreement.
(e)    Governmental Notices. The Reinsurer shall provide the Ceding Company, within ten (10) Business Days after receipt thereof, copies of any written notice or report from any Governmental Entity with respect to the business reinsured under this Agreement and a written summary of any material oral communication with any Governmental Entity with respect to the business reinsured under this Agreement.
(f)    [*].
Section 16.05    Survival. The representations and warranties contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement on the Closing Date for a period of twenty-four (24) months, during which period claims for indemnification, if any, must be made for such representations and warranties pursuant to Article XVII, at which time such representations and warranties shall terminate. The respective covenants and agreements of the Ceding Company and the Reinsurer contained in this Agreement shall survive for the period provided in such covenant, if any, or otherwise until fully performed. If a Claims Notice meeting the requirements of Section 17.02(a) or a notice of claim meeting the requirements of Section 17.02(d) with respect to indemnification under Section 17.01(a) or Section 17.01(b) shall have been given pursuant to Section 17.02(a) or Section 17.02(d), as applicable, within the applicable survival period, the representations, warranties, covenants, agreements and other indemnifiable matters that are the subject of such indemnification claim (and the right to pursue such claim) shall survive until such time as such claim is fully and finally resolved.
ARTICLE XVII
INDEMNIFICATION
Section 17.01    Obligation to Indemnify.

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(a)    Subject to the limitations on survival set forth in Section 16.05 and to the limitations set forth in this Article XVII, from and after the Closing Date, the Ceding Company agrees to indemnify, defend and hold harmless the Reinsurer and its directors, officers, employees, Affiliates, successors and permitted assigns (collectively, the “Reinsurer Indemnified Parties”) from and against all Losses asserted against, imposed upon or incurred by any Reinsurer Indemnified Party to the extent arising from (i) any inaccuracy in or breach of the representations and warranties made by the Ceding Company contained in Section 16.01 hereof, or (ii) any breach, nonfulfillment or default in the performance of any of the covenants and agreements of the Ceding Company by the Ceding Company or any of its Representatives contained in this Agreement.
(b)    Subject to the limitations on survival set forth in Section 16.05 and to the limitations set forth in this Article XVII, from and after the Closing Date, the Reinsurer agrees to indemnify, defend and hold harmless the Ceding Company and its directors, officers, employees, Affiliates, successors and permitted assigns (collectively, the “Ceding Company Indemnified Parties”) from and against all Losses asserted against, imposed upon or incurred by any Ceding Company Indemnified Party to the extent arising from (i) any inaccuracy in or breach of the representations and warranties made by the Reinsurer contained in Section 16.03 hereof, (ii) any breach, nonfulfillment or default in the performance of any of the covenants and agreements of the Reinsurer by the Reinsurer or any of its Representatives contained in this Agreement [*].
Section 17.02    Claims Notice.
(a)    In the event that any Reinsurer Indemnified Party or Ceding Company Indemnified Party elects to assert a claim for indemnification hereunder arising from a claim or demand made, or an Action or investigation instituted, by any Person not a party to this Agreement or an Affiliate of a party to this Agreement that may result in a Loss for which indemnification may be claimed under this Article XVII (a “Third Party Claim”), such party seeking indemnification (the “Indemnified Party”) shall, as promptly as practicable give written notice (a “Claims Notice”) to the other party (the “Indemnifying Party”). Such Claims Notice shall specify in reasonable detail the facts constituting the basis for, and the amount of, the claim asserted. The failure by any Indemnified Party to notify the Indemnifying Party as promptly as practicable shall relieve the Indemnifying Party of its indemnification obligations to the extent such failure or other actions taken by the Indemnified Party shall actually prejudice an Indemnifying Party; provided, however, that an Indemnifying Party shall have no obligation whatsoever to indemnify an Indemnified Party if a Claims Notice containing the information specified above is not received by the Indemnifying Party prior to the termination of the applicable periods described in Section 16.05.
(b)    Subject to the provisions of Section 17.02(c), upon receipt of a Claims Notice, the Indemnifying Party shall have the right to assume the defense and control of Third Party Claims. In the event the Indemnifying Party exercises such right to assume the defense and control of a Third Party Claim, the Indemnified Party shall have the right but not the obligation reasonably to participate in (but not control) the defense of Third Party Claims with its own counsel and at its own expense unless (i) the Indemnifying Party and Indemnified Party shall have mutually agreed in writing to the retention of the same counsel, or (ii) the named parties to any such Third Party Claim (including any impleaded parties) include the Indemnifying Party and Indemnified Party and representation of both parties by the same counsel would, in the opinion of counsel to such Indemnified Party, be impermissible under the applicable code of professional responsibility due to actual or potential differing interests between the Indemnifying Party and Indemnified Party, including situations in which there are one or more legal defenses available to the Indemnified Party that are different from, or additional to, those available to the Indemnifying Party, in which case the Indemnifying Party will bear such expense of the Indemnified Party. Any election by an Indemnifying Party to assume the defense of a Third

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Party Claim must be delivered by the Indemnifying Party to the Indemnified Party within thirty (30) Business Days after receipt of the Indemnified Party’s Claims Notice, and failure on the part of the Indemnifying Party to deliver such notice within such thirty (30) Business Day period shall be deemed an election not to assume the defense of such Third Party Claim. If the Indemnifying Party elects to assume the defense of a Third Party Claim, then the Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense of any such Third Party Claim.
(c)    The Indemnified Party shall not consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim without the consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim as to which the Indemnifying Party has assumed the defense in accordance with the terms of Section 17.02(b), without the consent of any Indemnified Party, but only to the extent that:
(i)    such settlement or entry of judgment (A) does not involve any finding or admission of any violation of applicable Law or admission of any wrongdoing by the Indemnified Party; and (B) provides solely for the payment of money; and
(ii)    the Indemnifying Party shall (A) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement; (B) not encumber any of the assets of the Indemnified Party or agree to any restriction or condition that would apply to or adversely affect the Indemnified Party; and (C) obtain, as a condition of any settlement or other resolution, a complete and unconditional release of the Indemnified Party from any and all liability in respect of such Third Party Claim.
(d)    In the event that any Indemnified Party elects to bring a claim that does not involve a Third Party Claim for indemnity against any Indemnifying Party, the Indemnified Party shall deliver written notice of such claim to the Indemnifying Party as promptly as practicable. Such notice shall specify in reasonable detail the facts constituting the basis for, and the amount of, the claim asserted. The failure by any Indemnified Party to notify the Indemnifying Party as promptly as practicable shall relieve the Indemnifying Party of its indemnification obligation to the extent such failure or other action taken by the Indemnified Party shall actually prejudice the Indemnifying Party; provided, however, that an Indemnifying Party shall have no obligation whatsoever to indemnify an Indemnified Party if the written notice described in this Section 17.02(d) is not received by the Indemnifying Party prior to the termination of the applicable periods described in Section 16.05.
Section 17.03    Indemnification Payments. Any payment arising under this Article XVII shall be made by wire transfer of immediately available funds to such account or accounts as the Indemnified Party shall designate to the Indemnifying Party in writing; provided that such payments shall be made, without duplication, only to the Reinsurer or Ceding Company, as the case may be.
Section 17.04    Limitations on Indemnification Obligations. In addition to any other limitations contained in Section 16.05 and this Article XVII hereof, the obligations of the Ceding Company and the Reinsurer to indemnify any Reinsurer Indemnified Party or Ceding Company Indemnified Party, as the case may be, are subject to, and limited by, the following; provided, however, that the limitations set forth in Section 17.04(a) through Section 17.04(d) shall only apply to indemnification by the Ceding Company of any Reinsurer Indemnified Parties or indemnification by the Reinsurer of any Ceding Company Indemnified Parties on account of

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Losses relating to the In-Force Block (it being agreed that, for purposes of this Section 17.04, the projections set forth on Schedule X shall be deemed to apply solely to the In-Force Block):
(a)    Solely with respect to Losses attributable to the In-Force Block, the Ceding Company shall be obligated to provide indemnification pursuant to Section 17.01(a)(i), only if the aggregate dollar amount of Losses with respect to all misrepresentations and breaches of warranty referred to in Section 17.01(a)(i) applicable to such Losses exceeds an amount equal to [*], and then only for the amount of such Losses that exceeds [*].
(b)    Solely with respect to Losses attributable to the In-Force Block, the maximum aggregate liability of the Ceding Company for indemnification for all such Losses pursuant to Section 17.01(a)(i) applicable to the In-Force Block shall not exceed [*].
(c)    Solely with respect to Losses attributable to the In-Force Block, the Reinsurer shall be obligated to provide indemnification pursuant to Section 17.01(b)(i) only if the aggregate dollar amount of Losses with respect to all misrepresentations and breaches of warranty referred to in Section 17.01(b)(i) applicable to such Losses exceeds an amount equal to [*], and then only for the amount of such Losses that exceeds [*].
(d)    Solely with respect to Losses attributable to the In-Force Block, the maximum aggregate liability of the Reinsurer for indemnification for all such Losses pursuant to Section 17.01(b)(i) applicable to the In-Force Block shall not exceed [*].
(e)    The Ceding Company and the Reinsurer shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party under this Article XVII, including by using commercially reasonable efforts to mitigate the amount of any Losses for which it is entitled to seek indemnification hereunder, whether by seeking claims against a non-affiliated third party, an insurer or otherwise.
(f)    Upon making any indemnification payment, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the Loss to which the payment relates. Each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation rights.
(g)    The amount of any Losses sustained by an Indemnified Party and owed by an Indemnifying Party shall be reduced by any amount to which such Indemnified Party collects with respect thereto under any insurance or reinsurance coverage, or from any other party alleged to be responsible therefor (less the out-of-pocket amount of the expenses reasonably incurred by the Indemnified Party in procuring such recovery, including the present value of any reasonably determined prospective increase in insurance premiums). The Indemnified Party shall use commercially reasonable efforts to collect any amounts available under such insurance or reinsurance coverage and from such other party alleged to have responsibility. If the Indemnified Party receives an amount under insurance or reinsurance coverage or from such other party with respect to Losses sustained at any time subsequent to any indemnification actually having been paid pursuant to this Article XVII, then such Indemnified Party shall promptly reimburse by that amount (less the out-of-pocket amount of the expenses reasonably incurred by the Indemnified Party in procuring such recovery, including the present value of any reasonably determined prospective increase in insurance premiums) the applicable Indemnifying Party for any such indemnification payment actually made by such Indemnifying Party.
(h)    The indemnities provided for in this Article XVII shall be the sole and exclusive remedy of the parties hereto and their respective officers, directors, employees, agents, Affiliates, successors, and permitted assigns for any breach of any representation or warranty or

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any breach, nonfulfillment or default in the performance of any of the covenants or agreements contained in this Agreement, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof (including any common law rights of contribution), all of which the parties hereto hereby waive.
ARTICLE XVIII
MISCELLANEOUS
Section 18.01    Currency. All payments due under this Agreement shall be made in U.S. Dollars.
Section 18.02    Interest. All amounts due and payable by the Ceding Company or the Reinsurer under this Agreement that remain unpaid for more than fifteen (15) calendar days from the date due hereunder will incur interest at the 180-Day Treasury Rate from the date due hereunder until the date that such payment is made.
Section 18.03    Right of Setoff and Recoupment.
(a)    Each of the Ceding Company and the Reinsurer shall have, and may exercise at any time and from time to time, the right to setoff or recoup any undisputed balance or balances, whether on account of allowances, credits, Reinsured Liabilities or otherwise, due from one party to the other under this Agreement and may setoff or recoup such balance or balances against any balance or balances due to the former from the latter under this Agreement.
(b)    The parties’ setoff rights may be enforced notwithstanding any other provision of this Agreement including the provisions of Article XIV.
Section 18.04    No Third-Party Beneficiaries. This Agreement is an indemnity reinsurance agreement solely between the Ceding Company and the Reinsurer. The acceptance of risks under this Agreement by the Reinsurer will create no right or legal relationship between the Reinsurer and the annuitant, owner, beneficiary, or assignee of any insurance policy of the Ceding Company. In addition, nothing expressed or implied in this Agreement is intended to or shall confer remedies, obligations or liabilities upon any Person other than the parties hereto and their respective administrators, successors, legal representatives and permitted assigns or relieve or discharge the obligation or liability of any third party to any party to this Agreement.
Section 18.05    Amendment. This Agreement may not be changed or modified or in any way amended except by a written instrument duly executed by the proper officers of both parties to this Agreement, and any change or modification to this Agreement will be null and void unless made by amendment to this Agreement and duly executed by the proper officers of both parties to this Agreement.
Section 18.06    Notices.
(a)    All demands, notices, reports and other communications provided for herein shall be delivered by the following means: (i) hand-delivery; (ii) overnight courier service (e.g., FedEx, Airborne Express, or DHL); (iii) registered or certified U.S. mail, postage prepaid and return receipt requested; or (iv) facsimile transmission or e-mail; provided, that the fax or e-mail is confirmed by delivery using one of the three (3) methods identified in clauses (i) through (iii). All such demands, notices, reports and other communications shall be delivered to the parties as follows:

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if to the Ceding Company:
National Western Life Insurance Company
10801 N Mopac Expwy.
Bldg. 3
Austin, Texas 78759
Attention: Senior Vice President and Chief Financial Officer
Email: bpribyl@nationalwesternlife.com

with a copy (which shall not constitute notice) to:

Eversheds Sutherland (US) LLP
1114 Avenue of the Americas, 40th Floor
New York, New York 10036
Attention: James R. Dwyer
Email: jamesdwyer@eversheds-sutherland.com

if to the Reinsurer:
Aspida Life Re Ltd.
Victoria Place,
4th Floor, 31 Victoria Street
Hamilton HM 10, Bermuda
Attention: Jon Steffen
Email: Jon.Steffen@aspidare.bm

with a copy (which shall not constitute notice) to:

Mayer Brown LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Francis R. Monaco
Email: fmonaco@mayerbrown.com

and

Aspida Financial Services, LLC
2327 Englert Dr
Durham, NC 27713
Attn: Chief Legal Officer
Email: legal.notices@aspida.com

(b)    Either party hereto may change the names or addresses where notice is to be given by providing notice to the other party of such change in accordance with this Section 18.06.
(c)    If either party hereto becomes aware of any change in applicable Law restricting the transmission of notices or other information in accordance with the foregoing, such party shall notify the other party hereto of such change in Law and such resulting restriction.
(d)    Notwithstanding anything in Section 18.06(a) to the contrary, (i) the parties may from time to time reasonably cooperate to identify in writing (including by email) their mutual agreement on the manner in which certain notices, reports, information and other

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communications concerning the transactions contemplated by this Agreement may be delivered to the other party, and (ii) following such mutual agreement, all such applicable notices, reports, information and other communications may be delivered in the manner so specified and not in accordance with Section 18.06(a).
Section 18.07    Consent to Jurisdiction; Waiver of Jury Trial. Subject to the terms and conditions of Article XIII, each party hereto hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the United States District Court for the Western District of Texas and of any Texas State court sitting in Travis County for purposes of all legal proceedings arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect thereof. In any action, suit or other proceeding, each party hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such proceedings brought in such court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each party hereto also agrees that any final and nonappealable judgment against a party in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. Each party hereto agrees that any process or other paper to be served in connection with any action or proceeding under this Agreement shall, if delivered, sent or mailed in accordance with Section 18.06, constitute good, proper and sufficient service thereof. This Section 18.07 is not intended to conflict with or override Article XIII.
Section 18.08    Service of Process. The Reinsurer hereby designates the insurance commissioner in the Ceding Company Domiciliary State as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Ceding Company. A copy of any such process shall be delivered to the Reinsurer in accordance with Section 18.06. This Section 18.08 is not intended to conflict with or override Article XIII.
Section 18.09    Inspection of Records.
(a)    Upon giving at least five (5) Business Days’ prior written notice, either party (or its duly authorized representatives) shall have the right to audit, examine and copy, electronically or during regular business hours, at the home office of the other party, any and all books, records, statements, correspondence, reports, and other documents that relate to the Reinsured Policies, the assets maintained in the Funds Withheld Account, the Trust Account, Index Options, or this Agreement, subject to the confidentiality provisions contained in this Agreement. In the event that a party exercises its inspection rights, the party being inspected must provide a reasonable workspace for such audit, examination or copying, cooperate fully and faithfully, and produce any and all materials reasonably requested to be produced, subject to confidentiality provisions contained in this Agreement. Except in the case of a breach of this Agreement by the other party, each party shall be permitted to exercise its inspection rights no more than once per calendar year. The expenses related to any such inspection shall be borne by the party conducting such inspection; provided, that if any breach of this Agreement has occurred, the expenses relating to any inspection by the non-breaching party shall be borne by the breaching party.
(b)    The parties’ right of access as specified above shall survive until all of the parties’ obligations under this Agreement have terminated or been fully discharged.
Section 18.10    Confidentiality.

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(a)    The parties shall keep confidential and not disclose or make competitive use or any other use (other than in connection with administering this Agreement or any Related Agreement) of any shared Proprietary Information, as defined below, and will protect it from unauthorized use or disclosure by using at least the same degree of care as the party employs to avoid unauthorized use or disclosure of its own Proprietary Information, but in no event less than reasonable care, unless:
(i)    the information becomes publicly available or is obtained other than through unauthorized disclosure by the party seeking to disclose or use such information;
(ii)    the information is independently developed by the recipient; or
(iii)    the disclosure is required by Law; provided, that, if applicable, (x) the party required to make such disclosure shall provide the other party with prompt advance written notice of such requirement such that the other party may seek an appropriate protective order or other remedy to protect its interest, (y) the disclosing party shall reasonably cooperate with such party and, if a protective order or other remedy is not obtained, shall only disclose such information as is necessary to be disclosed, and (z) the disclosing party shall inform any recipient of such information of the confidential nature of such information and shall instruct the recipient to keep such information confidential; provided further, that subject to the immediately following proviso, the Reinsurer hereby acknowledges and consents that, following the Closing Date, the Ceding Company or one of its Affiliates (A) will file a copy of this Agreement and any subsequent amendments thereto and may from time to time disclose certain information related to the transactions contemplated hereby with the Colorado Division of Insurance and shall request confidential treatment of such filing to the fullest extent permitted by applicable Law, and (B) may file a copy of this Agreement and disclose certain information related to the transactions contemplated hereby with the Securities Exchange Commission; provided, the Ceding Company shall (1) provide the Reinsurer with reasonable advance written notice before making such filings and (2) cooperate with the Reinsurer in good faith to determine the extent to which, in accordance with applicable Law and the established practices and procedures of the Ceding Company or its Affiliates, the Ceding Company or such Affiliates shall redact or request confidential treatment of those portions of this Agreement as have been discussed by the parties prior to the execution of this Agreement; provided, however, that the Ceding Company or such Affiliates shall retain the ultimate authority to determine the final content of such filings and disclosure in its or their reasonable discretion.
“Proprietary Information” includes underwriting manuals and guidelines, applications, contract forms, agent lists and premium rates and allowances of the Reinsurer and the Ceding Company and all information provided under this Agreement or any Related Agreement, including any Non-Public Personal Information, but shall not include the existence of this Agreement or any Related Agreement and the identity of the parties. Additionally, Proprietary Information may be shared by either party on a need-to-know basis with its officers, directors, employees, Affiliates, third-party service providers, auditors, consultants or retrocessionaires, or in connection with the dispute process specified in this Agreement.
(b)    The Ceding Company and Reinsurer acknowledge and agree that the parties do not intend that the Ceding Company provide to the Reinsurer any Non-Public Personal Information in connection with the Ceding Company’s reporting obligations under Section 7.01, but that the Reinsurer nevertheless may have access to Non-Public Personal Information related to the reinsurance hereunder. To the extent that any Non-Public Personal Information is provided to the Reinsurer, the Reinsurer agrees to, and agrees to cause its Affiliates to, comply

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with privacy Laws applicable to such Non-Public Personal Information and protect the confidentiality and security of any Non-Public Personal Information provided to it hereunder by:
(i)    holding all Non-Public Personal Information in strict confidence;
(ii)    maintaining appropriate measures that are designed to protect the security, integrity and confidentiality of Non-Public Personal Information; and
(iii)    disclosing and using Non-Public Personal Information received under this Agreement for purposes of carrying out the Reinsurer’s obligations under this Agreement, for purposes of retrocession, or as may be required or permitted by Law.
“Non-Public Personal Information” means (i) any “nonpublic personal information” as such term is defined under Title V of the U.S. Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et. seq., and the rules and regulations issued thereunder, (ii) any “personal information” as such term is defined in The California Consumer Privacy Act of 2018 (Cal. Civ. Code Division 3, Part 4, Title 1.81.5), (iii) any “protected health information” as such term is defined under the Health Insurance Portability and Accountability Act of 1996, (iv) any similar term defined under other applicable federal, state, and local privacy, information security, data protection, and data breach notification laws and regulations, (v) any information that can specifically identify an individual, such as name, address and social security number, together with any other information that relates to an individual who has been so identified in any format whether written, electronic or otherwise, and (vi) any personally identifiable medical, financial, and other personal information about proposed, current and former applicants, policyowners, contract holders, insureds, annuitants, claimants, and beneficiaries of Reinsured Policies or contracts issued by the Ceding Company and their representatives, that is not otherwise publicly available. Non-Public Personal Information does not include de-identified personal data (i.e., information that does not identify, or could not reasonably be associated with, an individual). The parties’ obligations under this Section 18.10 shall survive termination of this Agreement.
(c)    If the Reinsurer receives any data or information that is identical to any Non-Public Personal Information that is delivered or made available by the Ceding Company under or pursuant to this Agreement, then that fact shall in no way diminish the Reinsurer’s obligations to keep the Non-Public Personal Information so provided by the Ceding Company confidential, in accordance with this Agreement. The parties’ obligations under this Section 18.10 shall survive termination of this Agreement.
(d)    To the extent that Reinsurer receives, maintains, processes, stores, or otherwise has access to any Non-Public Personal Information in connection with administering this Agreement or any Related Agreement, in addition to and without limiting the confidentiality obligations set forth above, Reinsurer: (i) shall comply with all privacy laws applicable to such information; (ii) shall access, use, and disclose the Non-Public Personal Information only for the limited purpose for which it has been disclosed, consistent with this Agreement or any Related Agreement; and (iii) shall implement and maintain, and shall ensure that its Affiliates and service providers maintain an information security program with appropriate administrative, technical, and physical safeguards and security controls designed to (x) ensure the security and confidentiality of the Non-Public Personal Information, (y) protect against any reasonably anticipated threats or hazards to the security or integrity of the Non-Public Personal Information; and (z) protect against unauthorized access to or use of the Non-Public Personal Information.
(e)    The Reinsurer shall notify the Ceding Company immediately upon learning of any Security Incident, as required by applicable Law or regulation. Notification shall take the form of a phone call, which may be followed by notice in writing, and shall include (i) a statement or description of the problem or incident, including the scope and/or inventory of any

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data potentially subject to the Security Incident, (ii) expected resolution time (if known), and (iii) the name and phone number of the Reinsurer representative that the Ceding Company may contact to obtain updates. The Reinsurer agrees to keep the Ceding Company informed of progress and actions taken to resolve any Security Incident. For purposes of this paragraph, “Security Incident” shall mean the actual unauthorized access to, acquisition, or use of unencrypted confidential data that has the potential to cause identity theft or financial harm to Ceding Company employees, customers or participants.
(f)    Except as otherwise expressly stated in this Agreement, upon the expiration or termination for any reason of this Agreement, or upon the other party’s earlier written demand, each party shall, at the other party’s written election, promptly return or securely destroy any Proprietary Information of the other party in its possession or control (including copies and summaries thereof), and, upon request, promptly certify that it has purged its records and files of, and no longer has access to, any such Proprietary Information.
(g)    If any unauthorized disclosure, loss of, or inability to account for any Proprietary Information received by one party from the other occurs, the receiving party will promptly so notify the disclosing party and will cooperate with the disclosing party and take such actions as may be necessary or reasonably requested by the disclosing party to minimize the violation and any damage resulting from it.
(h)    Each party’s Proprietary Information will remain the property of that party. Nothing contained in this Section 18.10 will be construed as obligating a party to disclose its Proprietary Information to the other party, or as granting to or conferring on a party, expressly or by implication, any rights or license to the Proprietary Information of the other party. Any such obligation or grant will only be as provided by other provisions of this Agreement.
(i)    At the reasonable request of the Ceding Company, the Reinsurer shall acknowledge in writing its obligation to maintain the confidentiality of any Proprietary Information (including Non-Public Personal Information) specifically designated by the Ceding Company, which may include, as necessary or appropriate, a licensing or sub-licensing agreement in order to evidence the Reinsurer’s obligation to maintain the confidentiality of, and prohibit the improper use of, such information.
Section 18.11    Successors. This Agreement will be binding upon the parties hereto and their respective successors and permitted assigns, including any Authorized Representative of either party. Neither party may effect any novation of this Agreement without the other party’s prior written consent.
Section 18.12    Entire Agreement. This Agreement and the Schedules and Exhibits hereto constitute the entire agreement between the parties with respect to the business reinsured hereunder and supersede any and all prior representations, warranties, agreements or understandings between the parties pertaining to the subject matter of this Agreement. There are no understandings between the parties other than as expressed in this Agreement and the Schedules and Exhibits hereto. In the event of any express conflict between this Agreement and the Schedules or Exhibits hereto, the Schedules or Exhibits hereto will control.
Section 18.13    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or entity or any circumstance, is found by a court or other Governmental Entity of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the

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remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
Section 18.14    Construction. This Agreement will be construed and administered without regard to authorship and without any presumption or rule of construction in favor of either party. This Agreement is between sophisticated parties, each of which has reviewed this Agreement and is fully knowledgeable about its terms and conditions.
Section 18.15    Non-Waiver. Neither the failure nor any delay on the part of the Ceding Company or the Reinsurer to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof. No single or partial exercise of any right, remedy, power or privilege shall preclude the further exercise of that right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege. No waiver of any right, remedy, power or privilege with respect to any occurrence shall be construed as a waiver of that right, remedy, power or privilege with respect to any other occurrence. No prior transaction or dealing between the parties will establish any custom, usage or precedent waiving or modifying any provision of this Agreement. No waiver shall be effective unless it is in writing and signed by the party granting the waiver.
Section 18.16    Further Assurances. From time to time, as and when requested by a party hereto, the other party hereto shall execute and deliver all such documents and instruments and shall take all actions as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
Section 18.17    Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the Ceding Company Domiciliary State without giving effect to any principles of conflicts of law thereof that are not mandatorily applicable by Law and would permit or require the application of the Laws of another jurisdiction.
Section 18.18    Assignment. This Agreement and the obligations hereunder shall not be assigned by either party (whether by operation of Law or otherwise) without the prior written consent of the other party. Any attempted assignment in violation of this Section 18.18 shall be null and void ab initio.
Section 18.19    Disclaimer. In recognition that each party has consummated the transactions contemplated by this Agreement based on mutually negotiated representations, warranties, covenants, remedies and other terms and conditions as are fully set forth herein, the Ceding Company and the Reinsurer absolutely and irrevocably waive resort to the duty of “utmost good faith” or any similar principle of disclosure in connection with formation of this Agreement.
Section 18.20    Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and either of the parties hereto may execute this Agreement by signing any such counterpart. When this Agreement has been fully executed by the Ceding Company and the Reinsurer, it will become effective as of the Effective Date.
Section 18.21    Certain Limitations. Notwithstanding anything to the contrary contained in this Agreement or in any of the Schedules or Exhibits hereto or thereto, Reinsurer acknowledges and agrees that neither the Ceding Company nor any Affiliate of Ceding Company, nor any Representative of any of them, makes or has made, and Reinsurer has not relied on, any inducement or promise to Reinsurer except as specifically made in Section 16.01

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of this Agreement or any representation or warranty to Reinsurer, oral or written, express or implied, other than as expressly set forth in Section 16.01 of this Agreement. Without limiting the generality of the foregoing, the Reinsurer acknowledges and agrees that, notwithstanding anything herein to the contrary (including, without limitation, Sections 16.01(d), (f) and (h) but without limitation of the representations and warranties expressly set forth therein), neither the Ceding Company nor any Affiliate thereof makes or has made any representation, warranty or guarantee to the Reinsurer (i) with respect to (x) any estimation, valuation, appraisal, projection or forecast relating to the Reinsured Policies, or (y) the methodologies or assumptions used to develop such projections or forecasts, or (ii) that the reserves held by or on behalf of the Ceding Company in respect of the Reinsured Policies are or will be adequate or sufficient for the purposes for which they were established.
Section 18.22    Certain Reinsured Policies. Notwithstanding anything herein to the contrary, including in Schedule I-1, NWL® Income+ annuities written by the Ceding Company shall not constitute Reinsured Policies hereunder unless and until the parties hereto have documented as an amendment hereto a mutually agreed rate setting process [*] for such product. Subject to the preceding sentence, the parties shall mutually agree to the date on which such product is eligible for reinsurance hereunder.
[Remainder of Page Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, effective as of the Closing Date.
NATIONAL WESTERN LIFE INSURANCE COMPANY

By: /S/Rey Perez
Name: Rey Perez

Title: President and Chief Operating Officer

ASPIDA LIFE RE LTD.

By: /S/Jon Steffen
Name: Jon Steffen

Title: President

[Signature Page to Funds Withheld Coinsurance Agreement]

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SCHEDULE I-1
FLOW BUSINESS REINSURED POLICIES
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SCHEDULE I-2
IN-FORCE BLOCK AND SERIATIM DATA

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SCHEDULE II
RATE SETTING PROCESS

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SCHEDULE III
EXPENSE ALLOWANCE
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SCHEDULE IV
COMMISSIONS
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SCHEDULE V
FAIR MARKET VALUE METHODOLOGY
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SCHEDULE VI
REINSURER REPORTING
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SCHEDULE VII-1
INITIAL INVESTMENT GUIDELINES
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SCHEDULE VIII
CEDING COMPANY SAP

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SCHEDULE IX
INTENTIONALLY OMITTED

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SCHEDULE X
CERTAIN DATA
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SCHEDULE XI
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SCHEDULE XII
HEDGING PROGRAM
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SCHEDULE XIII
POLICY FORM EXCEPTIONS
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SCHEDULE XIV
NON-GUARANTEED ELEMENTS
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SCHEDULE XV
DEFERRED CEDING COMMISSION
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SCHEDULE XVI
FORM OF BSCR RATIO REPORT
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SCHEDULE XVII
INITIAL SETTLEMENT STATEMENT
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EXHIBIT A
FORM OF MONTHLY ACCOUNTING REPORT

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EXHIBIT B
CUSTODY AGREEMENT
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EXHIBIT C
INVESTMENT MANAGEMENT AGREEMENT
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EXHIBIT D
TRUST AGREEMENT

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